                                                                   EXHIBIT 10.16

                                 DEED OF LEASE

                                    BETWEEN


                 PARKRIDGE FIVE ASSOCIATES LIMITED PARTNERSHIP

                                  AS LANDLORD,

                                      AND

                              CAREERBUILDER, INC.

                                   AS TENANT



                     -------------------------------------

                     -------------------------------------


                        For 53,718 rentable square feet


                               In Parkridge Five



                           Dated: September 30, 1999

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----

ARTICLE I     FUNDAMENTAL LEASE DEFINITIONS............................   1

        1.1   Landlord.................................................   1
        1.2   Landlord's Address.......................................   1
        1.3   Landlord's Representative................................   1
        1.4   Manager..................................................   1
        1.5   Tenant...................................................   1
        1.6   Tenant's Address.........................................   1
        1.7   Tenant's Representative..................................   1
        1.8   Guarantor................................................   1
        1.9   Guarantor's Address......................................   1
        1.10  Building.................................................   1
        1.11  Premises.................................................   1
        1.12  Term.....................................................   1
        1.13  Commencement Date........................................   1
        1.14  Expiration Date..........................................   1
        1.15  Basic Rent...............................................   1
        1.16  Lease Year...............................................   1
        1.17  Expense Stop.............................................   1
        1.18  Tenant's Proportionate Share.............................   2
        1.19  Security Deposit.........................................   2
        1.20  Landlord's Architect.....................................   2
        1.21  Tenant's Finish Work Submission Date.....................   2
        1.22  Broker(s)................................................   2
        1.23  Land.....................................................   2
        1.24  Common Area..............................................   2
        1.25  Permitted Use............................................   2
        1.26  Agents...................................................   2
        1.27  Substantial Completion of the Building...................   2
        1.28  Interest Rate............................................   2
        1.29  Mortgage.................................................   2
        1.30  Mortgagee................................................   2
        1.31  Exhibits and Addenda.....................................   2

ARTICLE II    THE PREMISES.............................................   3

        2.1   Description of the Premises..............................   3
        2.2   Landlord's Rights Reserved...............................   3

ARTICLE III   TERM.....................................................   3

        3.1   Term.....................................................   3
        3.2   Possession/Rent Commencement.............................   3
        3.3   .........................................................   4
        3.4   .........................................................   4
        3.5   .........................................................   4
        3.6   .........................................................   4

ARTICLE IV    RENT.....................................................   4

        4.1   Basic Rent...............................................   4
        4.2   Payment of Basic Rent....................................   4
        4.3   Additional Rent..........................................   4
        4.4   Late Payment.............................................   5
        4.5   Pre-Commencement Date Occupancy-First Floor Premises.....   5

ARTICLE V     SECURITY DEPOSIT.........................................   5

ARTICLE VI    OPERATING EXPENSES.............................................  6

       6.1    Tenant's Proportionate Share...................................  6
       6.2    Landlord's Operating Expenses Defined..........................  6
       6.3    Landlord's Taxes Defined.......................................  8
       6.4    Estimated Payments.............................................  9
       6.5    Actual Landlord's Operating Expenses...........................  9
       6.6    Allocation of Landlord's Operating Expenses to Tenant..........  9
       6.7    Review Procedure...............................................  9
       6.8    Accounting Year................................................ 10
       6.9    Credit for Refunds............................................. 10

ARTICLE VII   USE............................................................ 10

       7.1    General........................................................ 10
       7.2    Hazardous Materials............................................ 10

ARTICLE VIII  PARKING........................................................ 11

       8.1    Parking Spaces................................................. 11
       8.2    Changes to Parking Facilities.................................. 11

ARTICLE IX    SIGNS.......................................................... 11

ARTICLE X     INITIAL CONSTRUCTION; ALTERATIONS; SURRENDER................... 12

       10.1   Initial Construction........................................... 12
       10.2   Alterations.................................................... 12
       10.3   Treatment of Alterations at Expiration Date or Earlier
                Termination of Lease......................................... 12
       10.4   Landlord Alterations........................................... 12
       10.5   Low Voltage Cabling............................................ 12
       10.6   Surrender of the Premises...................................... 12
       10.7   Dispute Resolution............................................. 12

ARTICLE XI    MAINTENANCE AND REPAIR......................................... 14

       11.1   Landlord's Obligation.......................................... 14
       11.2   Tenant's Obligation............................................ 14
       11.3   Landlord's Right to Maintain or Repair......................... 14

ARTICLE XII   LANDLORD SERVICES AND UTILITIES................................ 14

       12.1   Ordinary Services to the Premises.............................. 14
       12.2   After-House Services to the Premises........................... 14
       12.3   Interruption of Services....................................... 15
       12.4   Meters......................................................... 15
       12.5   Utility Charges................................................ 15

ARTICLE XIII  RULES AND REGULATIONS.......................................... 15

ARTICLE XIV   LIABILITY OF LANDLORD.......................................... 15

       14.1   No Liability................................................... 15
       14.2   Tenant Indemnity............................................... 15
       14.3   Landlord Indemnity............................................. 16

ARTICLE XV    INSURANCE...................................................... 16

       15.1   Insurance Rating............................................... 16
       15.2   Liability Insurance............................................ 16
       15.3   Personal Property/Improvements Insurance....................... 16
       15.4   Other Insurance................................................ 16
       15.5   Requirements of Insurance Coverage............................. 16
       15.6   Waiver of Subrogation.......................................... 16
       15.7   Security....................................................... 17
       15.8   Landlord's Insurance........................................... 17

ARTICLE XVI   RIGHT OF ENTRY AND IMPROVEMENT................................. 17

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

ARTICLE XVII   TENANT'S EQUIPMENT AND PROPERTY..........................   17

      17.1     Moving Tenant's Property.................................   17
      17.2     Installing and Operating Tenant's Equipment..............   17

ARTICLE XVIII  ASSIGNMENT AND SUBLETTING................................   18

      18.1     General..................................................   18
      18.2     Landlord's Rights Upon Proposed Subletting...............   18
      18.3     Landlord's Right to Terminate............................   18
      18.4     Conditions to a Sublease or Assignment by Tenant.........   18
      18.5     Additional Conditions....................................   19

ARTICLE XIX    DAMAGE; CONDEMNATION.....................................   19

      19.1     Damage to the Premises...................................   19
      19.2     Condemnation.............................................   19

ARTICLE XX     DEFAULT OF TENANT........................................   20

      20.1     Monetary Default.........................................   20
      20.2     Non-Monetary Default.....................................   20
      20.3     Remedies.................................................   20
      20.4     Landlord Default.........................................   22

ARTICLE XXI    REPORTS..................................................   22

      21.1     Lease Anniversary Report.................................   22
      21.2     Event of Default Report..................................   22

ARTICLE XXII   MORTGAGES................................................   23

      22.1     Subordination............................................   23
      22.2     Mortgagee Protection.....................................   23
      22.3     Modification Due to Financing............................   23
      22.4     Condition Precedent......................................   23
      22.5     Assignment for Financing Purposes........................   23

ARTICLE XXIII  HOLDING OVER.............................................   24

ARTICLE XIV    QUIET ENJOYMENT..........................................   24

ARTICLE XXV    MISCELLANEOUS............................................   24

      25.1     No Representations by Landlord...........................   24
      25.2     No Partnership...........................................   24
      25.3     Brokers..................................................   24
      25.4     Estoppel Certificate.....................................   25
      25.5     Waiver of Jury Trial.....................................   25
      25.6     Notices..................................................   25
      25.7     Invalidity of Particular Provisions......................   25
      25.8     Gender and Number........................................   25
      25.9     Benefit and Burden.......................................   25
      25.10    Entire Agreement.........................................   25
      25.11    Authority................................................   25
      25.12    Compliance Costs.........................................   26
      25.13    Interpretation...........................................   26
      25.14    Landlord's Consent.......................................   26
      25.15    No Personal Liability; Sale..............................   26
      25.16    Time of the Essence......................................   26
      25.17    Force Majeure............................................   26
      25.18    Headings.................................................   26
      25.19    Memorandum of Lease......................................   26
      25.20    Landlord's Relocation Option.............................   26
      25.21    Deemed Approval by Tenant................................   27
      25.22    Effectiveness............................................   27
      25.23    Bankruptcy...............................................   27
      25.24    Prohibition Against Recording............................   27
      25.25    Easements................................................   27
      25.26    Transportation Management................................   27
      25.27    Security Measures........................................   27


EXHIBIT A-1              Plat Showing Land and Building
EXHIBIT A-2              Plan Showing the Premises (First (1st) Floor)
EXHIBIT A-2              Plan Showing the Premises (Second (2nd) Floor)
EXHIBIT A-3              Rent Schedule
EXHIBIT B-1              Work Agreement
EXHIBIT B-2              Base Building Specifications and Systems Performance
EXHIBIT B-3              Landlord's Supervisory Role During Initial Construction
EXHIBIT C                Rules and Regulations
EXHIBIT D                Holidays
EXHIBIT E                Cleaning Specifications
EXHIBIT F                Low Voltage Cabling
EXHIBIT G                SMART Dispute Resolution Procedure
ADDENDUM ONE             Option to Expand

ADDENDUM TWO             Option to Renew
ADDENDUM THREE           Roof Top Space
ADDENDUM FOUR            Emergency Generator

                                 DEED OF LEASE

     THIS DEED OF LEASE (this "Lease") is made as of the 30 day of September, 1999 (the "Date of Lease"), by Parkridge Five Associates Limited Partnership, a Virginia Limited Partnership ("Landlord"), and CareerBuilder, Inc., a Delaware corporation ("Tenant").


     NOW, THEREFORE, WITNESSETH, that for and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending legally to be bound, hereby covenant and agree as set forth below.

                                   ARTICLE I

                         FUNDAMENTAL LEASE DEFINITIONS

     The following terms, when used herein, shall have the meanings set forth below.

     1.1 Landlord: Parkridge Five Associates Limited Partnership.

     1.2 Landlord's Address: c/o Walker and Company, 12007 Sunrise Valley Drive, Suite 400, Reston, Virginia, 20191.

     1.3 Landlord's Representative: Christopher W. Walker.

     1.4 Manager: Walker Management, Inc., 12007 Sunrise Valley Drive, Suite 400, Reston, Virginia, 20191.

     1.5 Tenant: CareerBuilder, Inc.

     1.6 Tenant Address: Current: 11495 Sunset Hills Road, Reston, Va. 20190; After Lease Commencement: 10780 or 10790 Parkridge Boulevard, Suite 100 or 200, Reston, Va. 20191.

     1.7 Tenant's Representative: Ms. Tanya Sakisat.

     1.8 Guarantor: N/A.

     1.9 Guarantor's Address: N/A.

     1.10 Building: The building containing approximately 203,492 rentable square feet measured in accordance with BOMA, shown on Exhibit A-1 attached hereto and made a part hereof, and all alterations, additions, improvements, restorations or replacements now or hereafter made thereto, located at 10780/10790 Parkridge Boulevard, Reston, Fairfax County, Virginia, 20191, in the Parkridge Center.

     1.11 Premises: Approximately 53,718 rentable square feet measured in accordance with BOMA, located on the first (1st) (11,384 rsf) and second (2nd) (42,334 rsf) floors of the Building as outlined in Exhibit A-2 attached hereto and made a part hereof.

     1.12 Term: Eight (8) years, zero (-0-) months, and zero (-0-) days.

     1.13 Commencement Date: Earlier of substantial completion or February 1, 2000 for 42,334 rentable square feet on the second (2nd) floor and May 1, 2000 for 11,384 rentable square feet on the first (1st) floor, subject to Section 3.2.C.

     1.14 Expiration Date: January 31, 2008, subject to 3.2.C.

     1.15 Basic Rent: $28.50 for each rentable square foot of the Premises during the first Lease Year, full service and increased annually as set forth in Exhibit A-3. Additional Rent may be adjusted in accordance with Section 1.17,
Article IV and Article VI or as otherwise provided.

     1.16 Lease Year: Each successive twelve (12) month period following the Commencement Date.

     1.17 Expense Stop: Tenant's proportionate share of Landlord's Operating Expenses during the first (1st) lease year as Expense Stop, grossed-up pursuant to Section 6.2. and adjusted for extraordinary items.

     1.18 Tenant's Proportionate Share: Rentable floor area of the Premises divided by rentable floor area of the Building, or twenty-six point four-zero percent (26.40%).

     1.19 Security Deposit: $1,600,000.00 cash or irrevocable, unconditional letter of credit, due October 1, 1999, pursuant to Article V. The amount of the Security Deposit will be adjusted, from time to time, in accordance with
Article V.

     1.20 Landlord's Architect: N/A.

     1.21 Tenant Finish Work Submission Date: N/A.

     1.22 Broker(s): Landlord's: None; Tenants: The Staubach Company - Northeast, Inc.

     1.23 Land: The land on which the Building is located as described in Exhibit A-1.

     1.24 Common Area: All areas, improvements, facilities and equipment from time to time designated by Landlord for the common use or benefit of Tenant, other tenants of the Building and their Agents, including, without limitation, roadways, entrances and exits, landscaped areas, open areas, park areas, exterior lighting, service drives, loading area, pedestrian walkways, sidewalks, atriums, courtyards, concourses, stairs, ramps, washrooms, maintenance and utility rooms and closets, exterior utility lines, hallways, lobbies, elevators and their housing and rooms, common window areas, common walls, common ceilings, common trash areas and parking facilities.

     1.25 Permitted Use: General office, data processing, all uses consistent with the telecommunications/Internet industry, including but not limited to call centers, network operations centers, etc., and all other lawful purposes.

     1.26 Agents: Officers, partners, directors, employees, contractors, and agents.

     1.27 Substantial Completion of the Building: The completion of all base building work in accordance with Exhibit B-2, as evidenced by the issuance of a Non-Residential Use Permit for the Building and the Base Building architect certifying that the work is substantially complete.

     1.28 Interest Rate: Per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under "Money Rates" in the Wall Street Journal plus two percent (2%), with a minimum rate of 12% per annum (1% per month), but in any event not greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish such rates, Landlord shall choose at Landlord's reasonable discretion a similar publication which publishes such rates.

     1.29 Mortgage: Any mortgage, deed of trust, security interest or title retention interest affecting the Building or the Land.

     1.30 Mortgagee: The holder of any note or obligation secured by a mortgage, deed of trust, security interest or title retention interest affecting the Building or the Land, including, without limitation, Landlords under ground leases, sale-leasebacks and lease-leasebacks.

     1.31 Exhibits and Addenda: The Exhibits and Addenda listed below in this section are incorporated in this Lease by reference and are to be construed as part of this Lease:

      Exhibit A-1    -  Plat Showing Land and Building
      Exhibit A-2    -  Plan Showing the Premises
      Exhibit A-3    -  Rent Schedule
      Exhibit B-1    -  Work Agreement
      Exhibit B-2    -  Building and Site Specifications
      Exhibit B-3    -  Landlord's Supervisory Role During Initial Construction
      Exhibit C      -  Rules and Regulations
      Exhibit D      -  Holidays
      Exhibit E      -  Cleaning Specifications
      Exhibit F      -  Low Voltage Cabling
      Exhibit G      -  SMART Arbitration Rules
      Addendum 1     -  Option to Expand
      Addendum 2     -  Option to Renew
      Addendum 3     -  Roof Top Space
      Addendum 4     -  Emergency Generator

                                   ARTICLE II

                                  THE PREMISES


     2.1 Description of the Premises. Landlord hereby leases to Tenant, subject to and with the benefit of the provisions of the Lease and subject to existing easements, agreements, rights and encumbrances of record as of the date hereof, the Premises, together with the right to use, subject to the rules and regulations of Landlord attached as Exhibit C, the parking areas, Common Area, Building telephone and electric sleeves between floors (if available), walkways, and driveways from time to time located on the Land.

     2.2 Landlord's Rights Reserved. Landlord reserves unto itself, and its Agents, the right to use, maintain, repair and replace the Common Area, including without limitation, the elevators, hallways, staircases, shaftways, and other common facilities in the Building, and the right to maintain, use, construct, repair, and replace pipes, ducts, wires, meters and any other equipment, machinery, apparatus and fixtures therein as well as within or leading through the Premises, where possible in such a manner as will not cause interference with Tenant's use of the Premises and rights under this Lease and subject to Tenant's security requirements and, to the extent practicable, such items shall be located above the ceilings, behind the walls, or within the columns of the Premises. Landlord expressly reserves the right temporarily to close, any portion of the Common Area. In addition to the other rights of Landlord under this Lease, Landlord reserves the right (i) to change the street address and/or name of the Building so long as Landlord reimburses Tenant for the cost of replacing its stationery, (ii) subject to Tenant's rights pursuant to Article IX and Addendum 3, to maintain exclusive control over the use of the roof and exterior walls of the Building. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant's use or occupancy of the Premises.


                                  ARTICLE III

                                      TERM


     3.1 Term. The Term shall commence on the Commencement Date and expire at midnight on the Expiration Date. If Substantial Completion occurs prior to, or the Tenant uses or accepts the Premises prior to the date set forth in Article I as the Commencement Date (e.g., by moving of any furnishings or other personalty into the Premises), then the Commencement Date shall be such date upon which the Premises are Substantially Complete or Tenant uses or accepts the Premises, with the exception of the 11,384 square foot Premises on the first (1st) floor which shall commence three (3) months after the Premises on the second (2nd) floor. If requested by Landlord, Tenant shall within fifteen
(15) days after such request sign a declaration in recordable form acknowledging the Commencement Date and the Expiration Date.

     3.2  Possession/Rent Commencement.

     A. Second Floor - 42,334 rentable square feet; Upon the earlier of Substantial Completion of the Premises or February 1, 2000.

     B. First Floor - 11,384 rentable square feet; Shall commence May 1, 2000, except for proportional operation expenses upon actual occupancy prior to May 1, 2000.

     C. In the event that possession of the Premises for commencement of Tenant Improvements is delayed in delivery to Tenant beyond November 1, 1999 due solely to Landlord delays: (1) Tenant shall receive one
          (1) day of rental abatement for every one (1) day of delay incurred, for delays in Substantial Completion of Premises actually caused by such Landlord delay of Base Building delivery, for the proportion of the Tenant Premises delayed, (2) the Lease Commencement Date shall similarly deferred.

     D. In the event possession of the Second (2nd) floor Premises is delayed beyond April 1, 2000 solely due to Landlord delay, then Tenant shall have the unilateral right to terminate its lease without penalty or financial obligation.

     E. If; however, the above referenced delay in possession is caused by force majeure, the aforementioned date shall slide to June 1, 2000.

     3.3 Promptly after the Commencement Date is ascertained, Landlord and Tenant shall execute a written declaration setting forth the Commencement Date, the date upon which the initial term of this Lease will expire, and the other information set forth therein.

     3.4 For the purposes of this Lease, the term "Lease Year" shall mean a period of twelve (12) consecutive calendar months, commencing on the first
(1st) of the month in which the Commencement Date occurs and each successive twelve (12) month period, except that if the Commencement Date shall occur on a date other than the first (1st) day of a month, then the first (1st) Lease Year shall also include the period from the Commencement Date to the first (1st) day of the following month.

     3.5 Substantial Completion of the Building shall have occurred when the base building work (except for punch list items) has been completed in substantial conformity with the requirements of Exhibit B-2 as determined by Tenant's Architect and a Non-Residential Use Permit being issued for the Building.

     3.6 The Premises shall be deemed to be ready for buildout when all of the following shall have occurred:

          (1) the floor area is substantially free from debris and construction materials, and broom clean;

          (2) all perimeter walls and columns are taped and finished, and all interior core walls are ready for paint on the side facing the space to be occupied by Tenant;

          (3) the HVAC, utility and plumbing systems for the Building are complete to a point that allows the Leasehold Work to proceed without impediment;

          (4) at least one (1) elevator or material lift is available to the Tenant's contractor for moving construction materials;

          (5) the permanent roof system in the Building shall be water-tight, and all windows on the relevant floor(s) shall be water-tight;

          (6) all rooms located in the building core on the relevant floor(s), including mechanical rooms, toilet rooms, electrical closets, janitorial closets, freight elevator anterooms, lobbies and elevator cars, and stairways, are complete to a point that allows the Tenant's leasehold improvements to proceed without impediment; and

          (7) all fire life safety equipment is installed, a hydrostatic pressure test has been completed and all relevant authorities have approved the Premises for close-in.

          Upon Landlord's delivery of the shell Premises to Tenant in ready for build condition, Landlord shall schedule a mutually agreeable time with Tenant to walk through the Premises and prepare a mutually acceptable punchlist setting forth any defects or incomplete work. Landlord will endeavor promptly to correct and complete those defects and incomplete items described in such punchlist.


                                   ARTICLE IV

                                      RENT

     4.1 Basic Rent. Tenant shall pay to Landlord the Basic Rent as specified in Section 1.15, increased annually as set forth on Exhibit A-3. The first month's rent shall be due at Lease execution.

     4.2 Payment of Basic Rent. Basic Rent for each Lease Year shall be payable in equal monthly installments, in advance, without demand, notice, deduction, offset or counterclaim, on or before the first day of each and every calendar month during the Term. If the Commencement Date occurs on a date other than on the first day of a calendar month, Basic Rent prorated from such date until the first day of the following month) shall be due and payable on the full execution and delivery of this Lease. Tenant shall pay the Basic Rent and all Additional Rent, by good check or in lawful currency of the United States of America, to Landlord at Landlord's Address, or to such other address or in such other manner as Landlord from time to time specified by written notice to Tenant. Any payment made by Tenant to Landlord on account of Basic Rent may be credited by Landlord to the payment of any late charges then due and payable and to any Basic Rent or Additional Rent then past due before being credited to Basic Rent currently due.

     4.3 Additional Rent. All sums payable by Tenant under this Lease, other than Basic Rent, shall be deemed "Additional Rent," and, unless otherwise set forth herein, shall be payable in the same manner as set forth above for Basic Rent and Landlord shall have the same rights and remedies in the collection of Additional Rent as Landlord has in the collection of Basic Rent. Basic Rent and Additional Rent are collectively referred to hereinafter as "Rent."

     4.4 Late Payment. If Tenant fails to pay any Rent within five (5) days after such Rent becomes due and payable, Landlord shall provide Tenant with written notice of non-payment and Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such overdue Rent. In addition, any such late Rent payment shall bear interest from the date such Rent became due and payable to the date of payment thereof by Tenant at the Interest Rate. Such late charge and interest shall be due and payable within five (5) days after written demand from Landlord.

     4.5 Pre-Commencement Date Occupancy -- First (1st) Floor Premises. Tenant may occupy all or a portion of the Premises on the first (1st) floor for the conduct of its business prior to the Commencement Date, but must pay Tenant's Proportionate Share of the Landlord's Operating Expenses as defined in Article
1.18 and Article VI hereof for the period of such occupancy.

                                   ARTICLE V

                                SECURITY DEPOSIT

     Simultaneous with the execution of this Lease, Tenant shall deposit the Security Deposit with Landlord, which shall be held by Landlord, with interest, if posted in cash, as set forth below, as security for the performance of Tenant's obligations and covenants under this Lease. It is expressly understood and agreed that such deposit is not an advance rental deposit or a measure of Landlord's damages in case of an Event of Default. If an Event of Default shall occur or if Tenant fails to surrender the Premises in the condition required by this Lease, Landlord shall have the right (but not the obligation), and without prejudice to any other remedy which Landlord may have on account thereof, to apply all or any portion of the Security Deposit to cure such default or to remedy the condition of the Premises. If Landlord so applies the Security Deposit or any portion thereof before the Expiration Date or earlier termination of the Lease, Tenant shall deposit with Landlord, upon demand, the amount necessary to restore the Security Deposit to the then required amount. If Landlord shall sell or transfer its interest in the Building, Landlord shall transfer the Security Deposit to such purchaser or transferee, in which event Tenant shall look solely to the new landlord for the return of the Security Deposit. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of the Security Deposit shall be returned to Tenant at such time after the Expiration Date or earlier termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled.

     Notwithstanding the foregoing, at Tenant's sole option, Tenant may provide an irrevocable and unconditional letter of credit equal to $1,600,000 instead of a cash Security Deposit. If an Event of Default has not occurred or is not continuing, if Tenant has provided a cash security deposit, Landlord shall, following the first (1st) anniversary of the Lease Commencement and each Lease Commencement anniversary thereafter, refund $250,000 per year to Tenant until a balance of $400,000 remains which shall be held for the remainder of the initial term or, if Tenant has provided a letter of credit, the amount of such letter of credit shall be reduced on each anniversary of the Commencement Date by $250,000 per year, but such letter of credit shall not be reduced below $400,000. Tenant shall be entitled to the maximum amount of interest earned on cash deposits such as certificates of deposit and such interest shall be, provided an Event of Default has not occurred or is not continuing, distributed to Tenant on an annual basis. If Tenant utilizes a letter of credit for its Security Deposit, Landlord must receive a replacement letter of credit at least two (2) weeks prior to the expiration of the current letter of credit, otherwise Landlord may cash the expiring letter of credit.

     Notwithstanding the foregoing, the Letter of Credit may require Landlord to state in writing that Tenant is in Default of the Lease when requesting that the Letter of Credit be cashed. Also, in the event the Letter of Credit is cashed, Landlord shall treat any such cash as a cash Security Deposit under the terms of the Lease.

                                   ARTICLE VI

                               OPERATING EXPENSES

     6.1 Tenant's Proportionate Share. Beginning on the first (1st) anniversary of the Commencement Date), Tenant covenants and agrees to pay to Landlord Tenant's Proportionate Share of Landlord's Operating Expenses of the amount, if any, by which the total of Landlord's Operating Expenses (as defined in Section 6.2 hereof) for any Lease Year or portion thereof exceeds the amount of the Expense Stop. In the event that the Commencement Date or the Expiration Date are other than the first day of a calendar year then Tenant's Proportionate Share of such excess of Landlord's Operating Expenses shall be adjusted to reflect the actual period of occupancy during the calendar year.

     6.2 Landlord's Operating Expenses Defined. As used herein, the term "Landlord's Operating Expenses" shall mean all expenses and costs of every kind and nature which Landlord incurs because of or in connection with the ownership, maintenance, management and operation of the Land, the Building and the Common Area including all additional costs and expenses of operation, management and maintenance of the Land, the Building and the Common Area or, at the very minimum, which Landlord determines that it would have paid or incurred during any calendar year, including the first (1st) Least Year, if the Building had been no less than ninety-five percent (95%) occupied and fully assessed. Landlord's Operating Expenses shall include, without limitation, all costs, expenses and disbursements incurred or made in connection with the following:

          (i) Wages and salaries of all employees, whether employed by Landlord or the Building's management company, engaged in the operation and maintenance or security of the Land, the Building, and the Common Area, and all costs related to or associated with such employees or the carrying out of their duties, including uniforms and their cleaning, taxes, auto allowances and insurance and benefits (including, without limitation, contributions to pension and/or profit sharing plans and vacation or other paid absences);

          (ii) All supplies and materials, including janitorial and lighting supplies, used directly in the operation and maintenance of the Building, the Land and the Common Area;

          (iii) All utilities, including, without limitation, electricity, telephone, water, sewer, power, gas, heating, lighting and air conditioning for the Land, the Building and the Common Area, except to the extent such utilities are charged directly to or paid directly by a tenant of the Building;

          (iv) All arm's-length maintenance, operation and service agreements for the Building, the Land and the Common Area and any equipment related thereto, including, without limitation, arm's-length service and/or maintenance agreements for the security, energy management, HVAC, plumbing and electrical systems, and for window cleaning, elevator maintenance, janitorial service, groundskeeping, interior and exterior landscaping and plant maintenance;

          (v) All insurance purchased by Landlord or the Building's management company relating to the Building, the Land and the Common Area and any equipment or other property contained therein or located thereon including, without limitation, casualty, liability, rental loss, sprinkler and water damage insurance;

          (vi) All repairs to the Building and the Common Area, which are deducted by Landlord from ordinary income as an operating expense in the year they are incurred for purposes of federal income taxation, including interior, exterior, structural or nonstructural repairs, and regardless of whether foreseen or unforeseen including expenses to have the Building comply with all applicable federal and local codes, (but excluding repairs paid for by the proceeds of insurance or by Tenant or other third parties);

          (vii) All maintenance of the Building, the Land and the Common Area, including, without limitation, painting, ice and snow removal, window washing, landscaping, groundskeeping, roof repair or replacement, relamping or replacement of luminaries, HVAC repairs and maintenance to include replacement of compressors, trash removal and the patching, painting and resurfacing of roads, driveways and parking lots;

          (viii) A management allowance for property management in an amount not to exceed five percent (5%) of Basic and Additional Rent for space in the Building payable to Landlord or the company or companies managing the Building, the Land and the Common Area, if any;

          (ix) Accounting and legal fees incurred in connection with the operation and maintenance of the Building, the Land and the Common Area or related thereto;

     (x) Any reasonable additional services not provided to the Building, the Land or the Common Area at the Commencement Date but thereafter provided by Landlord as Landlord shall deem necessary or desirable in connection with the management or operation of the Building, the Land and the Common Area;

     (xi) Depreciation (on a straight-line basis over the useful life of the improvement, with interest at Landlord's cost of funds or, if the improvement is not financed, at the prime rate plus two (2%) percent reported in The Wall Street Journal on the date of such expenditure) for capital expenditures made by Landlord (a) to reduce operating expenses to the extent that such expenditure actually reduces operating expenses or (b) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, codes, by-laws and court decisions of the jurisdiction in which the Building is located or the federal government which are not applicable on the Commencement Date.

     (xii)   All Landlord's Taxes which are defined in Sections 6.3 below;

     (xiii) The costs incurred in implementing and operating any transportation management program, ride sharing program or similar program including, but not limited to, the cost of any transportation program fees, mass transportation fees or similar fees charged or assessed by any governmental or quasi-governmental entity;

     (xiv) The cost to operate the on-site recreational/exercise facility on the Concourse Level. For purpose of this Section 6.2, the operating cost of this facility shall be a stipulated maximum of $25,000 for the Building in the Base Year.

     Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include the following:

     (1)  any ground or underlying lease rental;

     (2) bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Land;

     (3) costs which may be considered capital improvements, capital changes as determined under generally accepted accounting principles except for capital improvements required by any laws not in existence and not in effect as of the Commencement Date, in which case such costs shall be capitalized and amortized over their useful life determined in accordance with generally acceptable accounting principles;

     (4) long term rentals for items which if purchased, rather than rented would constitute a capital cost;

     (5) costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;

     (6) depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

     (7) advertising and promotional expenditures, and costs of acquisition and maintenance of Building signature and spandrel signs on the Building identifying other tenants;

     (8) marketing costs, including leasing commissions, attorneys' fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

      (9) costs, including permit, license and inspection costs, incurred with respect to the installation of tenants' or other occupants' improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

     (10) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly;

     (11) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

     (12) rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceed the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building;

     (13) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

     (14) services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities;

     (15) costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Commencement Date;

     (16) costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;

     (17) costs arising from Landlord's charitable or political contributions;

     (18) costs arising from latent defects or repair thereof;

     (19) costs associated with Landlord as a corporation or partnership including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants;

     (20) any cost that would cause Landlord's Operating Expenses to include more than 100% of the amount of the amount Landlord actually incurred with respect to such expenses.

     Landlord shall keep, in the Property Manager's office, complete books and records regarding Operating Expenses and Taxes. All records shall be retained for at least three (3) years. Tenant shall have the right to audit such records at any time upon reasonable written notice to Landlord pursuant to Section 6.7 hereof.

     6.3 Landlord's Taxes Defined. "Landlord's Taxes" shall mean all taxes and assessments, including but not limited to, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed by any governmental authority upon the Building, the Land and the Common Area and upon the fixtures, machinery, equipment or systems in, upon or used by the Landlord for the benefit of all Tenants of the Building in connection with any of the foregoing, and the rental, revenue or receipts derived therefrom, under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Landlord's Taxes also shall include special assessments which are in the nature of or in substitution for real estate taxes, including, without limitation, road improvement assessments, special use area assessments, school district assessments, and transportation taxes, fees or assessments, including, but not limited to, mass transportation fees, regional transportation district fees, metrorail fees, trip fees and similar fees and assessments, fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution, parking fees or parking taxes paid by Landlord. If at any time the method of taxation prevailing at the Date of Lease shall be altered so that in lieu of, as a substitute for or in addition to the whole or any part of the taxes now levied or assessed, there shall be levied or assessed a tax of whatever nature, then the same shall be included as Landlord's Taxes hereunder. Further, for the purposes of this Article, Landlord's Taxes shall include the reasonable expenses (including, without limitation, attorneys' fees) incurred by Landlord in challenging or obtaining or attempting to obtain a reduction of such Landlord's Taxes, regardless of the outcome of such challenge so long as Tenant's Proportionate Share of any refund is paid to Tenant whether such is received by Landlord during the Term or after the Expiration Date. Notwithstanding the foregoing, Landlord shall have no obligation to challenge Landlord's Taxes. However, if Tenant occupies more than 50% of the Building, Tenant may cause the Landlord to challenge Landlord's Taxes at Tenant's expense.

     Notwithstanding anything to the contrary contained in the Lease, the following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, except for Business, Professional and Occupational License (BPOL), or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it; any increase in taxes and assessments resulting from Landlord's sale of, or other transfer of its interest in, the Building; and assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the initial development or construction of the Building, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing.

     6.4 Estimated Payments. Landlord shall submit to Tenant, before the beginning of each calendar year, a statement of Landlord's estimate of Landlord's Operating Expenses payable by Tenant during such calendar year. In addition to the Basic Rent, Tenant shall pay to Landlord on or before the first day of each month during such calendar year an amount equal to one-twelfth (1/12) the estimated Landlord's Operating Expenses payable by Tenant for such calendar year as set forth in Landlord's statement. If Landlord fails to give Tenant notice of its estimated payments due under this Section for any calendar year, the Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous calendar year until a new estimate is provided. If Landlord determines that, because of unexpected increases in Landlord's Operating Expenses or other reasons, Landlord's estimate of Landlord's Operating Expenses was too low, then Landlord shall have the right to give a new statement of the estimated Landlord's Operating Expenses due from Tenant for such calendar year or the balance thereof and to bill Tenant for any deficiency which may have accrued during such calendar year, and Tenant shall thereafter pay monthly estimated payments based on such new statement. Landlord shall maintain its books and records in accordance with tax accounting principles.

     6.5 Actual Landlord's Operating Expenses. Within ninety (90) days after the end of each calendar year, Landlord shall submit a statement to Tenant showing the actual Landlord's Operating Expenses for such calendar year and Tenant's Proportionate Share of the amount by which such Landlord's Operating Expenses exceed the Expense Stop. If for any calendar year, Tenant's estimated monthly payments exceed Tenant's Proportionate Share of the amount by which the actual Landlord's Operating Expenses for such calendar year exceed the Expense Stop, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant's next monthly payments of estimated Landlord's Operating Expenses. If for any calendar year Tenant's estimated monthly payments are less than Tenant's Proportionate Share of the amount by which the actual Landlord's Operating Expenses for such calendar year exceed the Expense Stop, then Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after receipt of the statement from Landlord. If Tenant fails to pay such deficiency within thirty (30) days from receipt of the statement from Landlord, Tenant shall pay Landlord a late charge of five percent (5%) of the amount of such deficiency and any such deficiency shall bear interest, at the Interest Rate, from the thirty-first (31st) day to the date of payment thereof by Tenant. Landlord's and Tenant's obligations with respect to any overpayment or underpayment of Landlord's Operating Expenses shall survive the expiration or termination of this Lease. Notwithstanding the foregoing, if the Landlord has under estimated the Landlord's Operating Expenses by more than five (5%) percent, the Tenant may pay any deficiency in excess of such five (5%) percent in monthly installments over the 12 months after Landlord delivers its statement.

     6.6 Allocation of Landlord's Operating Expenses to Tenant. Landlord shall equitably apportion to the extent possible the costs of utilities or services which are provided to one tenant or tenants to an appreciably different degree than to Building tenants at large. In the event that Tenant shall request that Landlord provide utilities or services in excess of those specified in Article
6.6 or Section 12.1 below, Tenant agrees that Landlord may, by fifteen (15) days prior written notice to Tenant, charge Tenant for the actual out-of-pocket cost of such additional utility or service as Additional Rent.

     6.7 Review Procedure. Tenant shall have the right to audit or cause an independent certified public accountant to audit the applicable records of Landlord to confirm that the charges billed to Tenant under Article VI are proper and conform to the provisions of such Articles. Such right shall be exercisable by Tenant within ninety (90) days after Tenant's receipt of Landlord's annual statement of such charges. Landlord shall cooperate with Tenant in providing Tenant reasonable access to Landlord's books and record during normal business hours to enable Tenant to audit Landlord's books and records as they relate to any costs or expenses passed through to Tenant pursuant to any provisions of this Lease. If the audit discloses any overpayment on the part of Tenant, then Tenant shall be entitled to a credit on the next succeeding installment of rent for an amount equal to the overcharge. If Tenant shall dispute any item or items included by Landlord in determining Landlord's Operating Expenses or other Additional Rent for any Lease Year, and if such dispute is not resolved between Landlord and Tenant within ninety (90) days after such accounting has been rendered, either party may notify the other of its election to arbitrate said dispute. In such event, such dispute shall be resolved by an independent certified public accountant acceptable to Landlord and Tenant, which decision shall be conclusive and binding on both parties and final judgment thereon may be entered in any court of competent jurisdiction.

     6.8 Accounting Year. Landlord may adopt a different accounting year than the calendar year, so long as the change does not affect the benefit to Tenant of the Expense Stop, in which case the times for payment of Additional Rent shall be adjusted accordingly.

     6.9 Credit for Refunds. In the event that, during or after the Term of this Lease, Landlord shall receive a refund for any tax or other sum included in the calculation of Landlord's Operating Expenses and paid by Tenant, Landlord shall repay Tenant's Proportionate Share of such refund (after deducting therefrom the cost and expense of obtaining such refund, which have not already been charged as an Operating Expense).

                                  ARTICLE VII

                                      USE

     7.1 General. Tenant shall occupy the Premises solely for the Permitted Use. The Premises shall not be used for any other purpose without the prior written consent of Landlord. Tenant shall comply, at Tenant's expense, with (i) all present and future laws, ordinances, regulations and orders of the United States of America, the Commonwealth of Virginia and any other public or quasi-public federal, state or local authority having jurisdiction over the Premises, and (ii) any reasonable requests of Mortgagee or any insurance company providing coverage, with respect to the Premises. Tenant shall not use or occupy the Premises in any manner that is unlawful or dangerous or that shall constitute waste, unreasonable annoyance or a nuisance to Landlord or the other tenants of the Building.

     Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or
(ii) repairs or modifications to the utility or building service equipment or
(iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (a) be due to Tenant's particular manner of use of the Premises (other than the Permitted Use), or (b) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant.

     Landlord represents and warrants to Tenant that the Building and the Premises are in material compliance with all applicable zoning, land use and environmental laws and agreements and the requirements of all easement and encumbrance documents and Landlord covenants to keep the same in compliance throughout the Term.

     7.2 Hazardous Materials. Tenant will not store, use or dispose of any hazardous materials, other than normal cleaning supplies and printer and copier toner typically used in offices, in, on or about the Premises, the Building or the Land. Tenant shall not use the Premises for any use which may give rise to the existence on the Premises, the Building or the Land of toxic materials, hazardous substances or hazardous waste as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 USC ss 9601 et seq, as amended, Superfund Amendments and Reauthorization Act of 1986, Resource Conservation and Recover Act of 1976 or in any other Federal, state or local law (and all regulations promulgated under any of same), as such laws are amended from time to time. Tenant will be solely responsible for and will defend, indemnify and hold Landlord and its Agents harmless from and against all claims, costs and liabilities, including attorney's fees and costs, arising out of or in connection with Tenant's breach of its obligations under this Section. Tenant will be solely responsible for and will defend, indemnify and hold Landlord and its Agents harmless from and against any and all claims, costs, and liabilities, including attorney's fees and costs, arising out of or in connection with the removal, clean-up and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Land to their condition existing prior to the appearance of Tenant's hazardous materials on the Premises. Tenant's obligations under this Section will survive the expiration or earlier termination of this Lease.

     Landlord hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of hazardous or toxic materials or oil as of the date hereof in or on the Property or the Improvements not caused by Tenant or its agents.

                                  ARTICLE VIII

                                    PARKING

     8.1 Parking Spaces. At no charge to Tenant during the initial Term, Tenant will have pro-rata use on a first-come, first-served basis of the vehicular and bicycle parking spaces on the Land, at a parking ratio of 4.0/1000. Notwithstanding the above, at Landlord's sole cost and expense, Tenant shall have twelve (12) additional parking spaces as reserved and designated parking to be located under cover immediately proximate to the Tenant's entrance lobby as part of its pro-rata share of building parking. Landlord shall not be responsible for enforcing reserved parking. The number of Tenant's parking spaces shall increase at a rate of proportionate feet that are added to the Premises pursuant to Addendum One.

     8.2 Changes to Parking Facilities. Landlord shall have the right, from time to time, without Tenant's consent, to change, alter, add to, temporarily close or otherwise affect the parking facilities on the Land in such manner as Landlord, in its sole discretion, deems appropriate including, without limitation, the right to designate reserved spaces available only for use by one or more tenants (however, in such event, those parking spaces shall still be deemed Common Area for the purpose of the definition of Landlord's Operating Expenses), provided that, except in emergency situations or situations beyond Landlord's control, Landlord shall provide alternative parking facilities. Landlord will use its best efforts to ensure any temporary parking is within reasonable distance to Building or provide transport to distant temporary parking.

                                   ARTICLE IX

                                     SIGNS

     No sign, advertisement or notice shall be inscribed, painted, affixed, placed or otherwise displayed by Tenant on any part of the Land or the outside or the inside (including, without limitation, the windows) of the Building or Premises. In addition to suite signage provided by Landlord, Landlord shall provide, at Landlord's expense, a listing on the Building directory of Tenant's business name, the name of Tenant's President, Chief Financial Officer, Vice President of Sales and the names of up to nine (9) other employees. If any prohibited sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right with prior, written notice to remove the same, and Tenant shall pay any and all reasonable, out-of-pocket expenses incurred by Landlord in such removal, together with interest thereon at the Interest Rate, upon demand. Landlord shall have the right to prohibit any sign, advertisement, notice or statement to the public by Tenant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a first class office building.

          Notwithstanding anything herein to the contrary, subject to applicable laws, Tenant shall have the right to install an exterior sign with Tenant's name (signature signage) on the face of the Building facing the Dulles Toll Road, at a location to be determined by Landlord and Tenant, subject to all applicable code, ordinance and covenants, which sign may be illuminated during the evening hours. Tenant shall have the right to install such sign in a size that is no less than 25% of the total signage area allowable by applicable law, code, ordinance and covenants, estimated to be 90 square feet. In addition, Tenant shall have the right to install or to add its name and logo to the 10790 Parkridge Boulevard monument sign, subject to all applicable code, ordinance and covenants, which name shall be the most prominent name on such monument sign. All costs and expense relating to exterior Building signs shall be the sole cost and expense of Tenant, which costs may be included in the costs payable through the construction allowance. Signature signage is defined as signage on the top spandrel of the Building. Tenant's sign size shall be proportional with its actual percentage of occupancy in the Building, subject to all applicable code, ordinance and covenants. Tenant's exterior signage rights shall be superior to all other tenant signage rights and such signage rights are not transferable to unrelated third (3rd) parties.

                                   ARTICLE X

                  INITIAL CONSTRUCTION; ALTERATIONS; SURRENDER

     10.1 Initial Construction. Landlord and Tenant agree that the construction of the Tenant work and other initial construction with respect to the Premises (the "Tenant Leasehold Improvements") shall be performed by Tenant with Landlord responsibilities outlined in Exhibit B-3 attached hereto and made a part hereof.

     10.2 Alterations. (A) For the purposes of this Section, "Alterations" shall mean any alterations, additions, decorations, or improvements to the Premises or the Building. Tenant shall have the right without Landlord's prior consent to make Alterations to or upon the Premises which i) are non-structural in nature, ii) do not disrupt any other tenants of the Building, iii) do not affect any Building systems, and iv) are not visible from outside the Premises; provided, however, that Tenant must furnish Landlord with notice and detailed plans and specifications of any such Alterations at least fifteen (15) days prior to the commencement of such work. Tenant shall not make or permit any other Alterations without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord's consent is required to an Alteration, Landlord may impose any reasonable conditions to the performance of the Alterations, including without limitation,
(i) delivery to Landlord of written and unconditional waivers from all contractors of mechanic's and materialmen's liens as to the Premises, the Building and the Land for all work, labor and services to be performed and materials to be furnished, signed by all contractors, subcontractors, materialmen and laborers participating in the Alterations, (ii) prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the plans and specifications and Tenant's contractor(s) with respect to the Alterations, (iii) supervision of the Alterations by Landlord's representative at Tenant's expense and (iv) delivery to Landlord of payment and performance bonds naming Landlord and Mortgagee as obligees. All Alterations, whether or not Landlord's consent is required, shall conform to the requirements of Landlord's and Tenant's insurers and of the Federal, state and local governments having jurisdiction over the Premises, shall be performed in accordance with the terms and provisions of this Lease in a good and workmanlike manner befitting a first class office building and shall not adversely affect the value, utility or character of the Premises. Should permits of any kind and nature be required by Federal, state or local government(s) having jurisdiction over the Premises, Tenant shall be responsible for securing the permits and the cost of same and furnishing copies of such permits to Landlord.

     (B) If the Alterations are not performed as herein required, Landlord shall have the right, at Landlord's option, to halt any further Alterations, or to require Tenant to perform the Alterations as herein required or to require Tenant to return the Premises to its condition before such Alterations.

     (C) Within thirty (30) days of the completion of the Alterations, Tenant shall furnish Landlord with one set of reproducible sepias showing the actual, as-built Alterations as they were delivered in the Premises, certified and inspected by the architects and engineers who prepared the plans and specifications.

     (D) Notwithstanding the foregoing, if any mechanic's or materialmen's lien is filed against the Premises, the Building or the Land for work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of, Tenant, such lien shall be discharged of record by Tenant within ten (10) days by the payment thereof or the filing of any bond required by law. If Tenant shall fail to discharge any such lien, Landlord may (but shall not be obligated) discharge the same, the cost of which shall be paid by Tenant within ten (10) days of demand by Landlord. If Tenant fails to pay the cost within ten (10) days of demand by Landlord, Tenant shall pay to Landlord a late charge of five percent 5% of the amount. In addition, such late payment shall bear interest, at the Interest Rate, from the fourth (4th) day to the date of payment thereof by Tenant. Such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Neither Landlord's consent to any Alteration nor anything contained in this Lease shall be deemed to be the agreement or consent of Landlord to subject Landlord's interest in the Premises, the Building or the Land to any mechanic's or materialmen's liens which may be filed in respect of any Alteration.

     10.3 Treatment of Alterations at Expiration Date or Earlier Termination of Lease. Tenant shall have no obligation to remove any Alterations installed pursuant to the Initial Construction of Tenant Leasehold Improvements, or any standard office buildout performed after the beginning of the Term of this Lease so long as Tenant has received Landlord approval for such improvements and/or buildout. If Tenant requests Landlord's consent to Alterations which are different than a standard office buildout, at the time Landlord gives its consent to such Alterations, the Landlord shall notify Tenant of the extent of any Alterations which Landlord requires the Tenant to remove at the end of the Term. At the time of such consent, the Tenant may, at its option, choose to proceed with such Alterations and will remove the same at the end of the Term, or at Tenant's option will pay Landlord to remove such Alterations.

     To the extent elected by Landlord at the time Landlord approves Alteration, Tenant shall have the obligation, with respect to the Alteration, to restore the Premises to the condition existing prior to such Alterations, at Tenant's expense, to include all necessary design and permit costs, using licensed contractors acceptable to Landlord, unless this obligation was affirmatively waived by Landlord in writing prior to the time such Alterations were initially made. Landlord shall have the option, with respect to such Alterations, to be paid by Tenant the amount of money which would necessary to have the Premises restored to a condition existing prior to such Alterations using an outside licensed contractor, to include supervisory, design and permit costs. In the latter circumstance, if Tenant fails to pay the amount invoiced within thirty (30) days from receipt of an itemized invoice from Landlord, Tenant shall pay Landlord a late charge of five (5%) percent of the amount invoiced for each month the payment is overdue, plus interest at the Interest Rate from thirty (30) days after invoice submittal until date of payment by Tenant, in addition to the sums described in the original invoice.

     10.4 Landlord Alterations. Landlord shall have no obligation to make any Alterations in or to the Premises, the Building, the Common Area or the Land except as specifically provided in Exhibit B-1. Landlord hereby reserves the right, from time to time, to make Alterations to the Building, change the Building dimensions, erect additional stories thereon and attach other buildings and structures thereto, and to erect such scaffolding and other aids to construction as Landlord deems appropriate so long as the exercise of such right does not materially or permanently interfere with Tenant's access to or use of the Premises, and no such Alterations, changes, construction or erection shall constitute an eviction, constructive or otherwise, or permit Tenant any abatement of Rent or claim against Landlord.

     10.5 Low Voltage Cabling. Low voltage cabling for control, alarms, phone, data, and computer networking shall be installed in accordance with local codes and the current version of the National Electrical Code. All cabling shall be hung off building structural elements accessible from the underside. All local area network (LAN) cabling shall be installed in accordance with plans reasonably approved by the Landlord and using "enhanced Category 5" cabling in substantial conformance with Exhibit F, provided that Exhibit F is consistent with applicable codes, current industry standards, and common industry practice, and does not limited qualified manufacturers. All cabling shall remain in the Premises, at the expiration or earlier termination of this Lease or removed at Landlord's option at Tenant's sole cost and expense.

     10.6 Surrender of the Premises. Tenant shall peaceably surrender the Premises, including any and all fixtures installed during the Term regardless of whether Landlord or Tenant installed or paid for them, to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant's personal property from the Premises, except for reasonable wear and tear and loss by fire or other casualty. Any of Tenant's personal property left on or in the Premises, the Building or the Common Area after the Expiration Date or earlier termination of this Lease shall be deemed to be abandoned, and, at Landlord's option, shall become property of Landlord under this Lease.

     10.7 Dispute Resolution. Any dispute over the rights or obligations of Landlord or Tenant with respect to issues covered by this Article X, either party will have the right to invoke binding arbitration with respect to such issues pursuant to the procedure set forth in Exhibit G.

                                   ARTICLE XI

                             MAINTENANCE AND REPAIR

     11.1 Landlord's Obligation. Landlord shall keep and maintain in good repair and working order the exterior and common area side of the demising walls, foundations, roof and common areas of the Building, the Common Area, and the equipment (including mechanical, electrical, HVAC and plumbing systems, pipes and conduits) within and serving the Premises and the Building (excluding above-standard improvements installed or paid for by Tenant) that are required for the normal maintenance and operation of the Premises and the Building. The cost of such maintenance and repairs to the Building, the Common Area and said equipment shall be included in the Landlord's Operating Expenses and paid by Tenant to the extent provided in Article VI herein. Tenant agrees to give Landlord prompt notice of any defective conditions which come to its attention.

     11.2 Tenant's Obligation. Tenant shall maintain and repair any above-standard equipment, fixtures or other improvements to the Premises and all personal property within the Premises and shall repair, at its expense, any and all damage caused by Tenant or Tenant's Agents to the Building, the Common Area, or the Premises, including equipment within and serving the Building, ordinary wear and tear excepted. Notwithstanding the foregoing, Tenant shall bear the cost of but shall not perform without Landlord's prior consent any repairs which Tenant is obligated to perform pursuant to this Section 11.2, Article X or Exhibit B, which would affect the Building's structure or mechanical or electrical systems or which would be visible from the exterior of the Building or any interior Common Area of the Building. In the event Landlord makes such repair or performs such maintenance, Landlord may add the actual, reasonable, cost thereof to the first installment of Rent which shall thereafter become due.

     11.3 Landlord's Right to Maintain or Repair. If, within five (5) days following written notice to Tenant, Tenant fails to commence to repair or replace any damage to the Premises or Building which is Tenant's obligation to perform, and diligently pursue timely completion of such repair and replacement, Landlord may, upon written notice, at its option, cause all required maintenance, repairs or replacements to be made. Tenant shall pay Landlord all actual, reasonable, costs incurred in connection therewith plus interest thereon at the Interest Rate from the due date until paid. In addition, where Tenant is prevented under Section 11.2 from performing certain maintenance or repairs which are Tenant's obligation and Landlord performs same, Tenant shall promptly pay to Landlord all actual and reasonable costs incurred in connection therewith plus interest thereon at the Interest Rate from the due date until paid.


                                  ARTICLE XII

                        LANDLORD SERVICES AND UTILITIES

     12.1 Ordinary Services to the Premises. As long as no Event of Default has occurred and is continuing, Landlord shall furnish to the Premises throughout the Term (i) electricity, heating and air conditioning in conformance with the design performance criteria set forth on Exhibit B-2 appropriate for the Permitted Use during the normal business hours set forth in Exhibit C, except for holidays set forth in Exhibit D; (ii) normal and customary janitorial and char services as outlined in Exhibit E; (iii) regular trash removal from the Premises; (iv) hot and cold water from points of supply; (v) restrooms as required by applicable code; and (vi) elevator service; provided that Landlord shall have the right to remove such elevators from service as may be required for moving, freight or for servicing or maintaining the elevators or the Building so long as at least one (1) elevator is available at all times, except in cases of utility disruption. The cost of all services provided by Landlord hereunder shall be included within Landlord's Operating Expenses, unless charged directly (and not as or part of Landlord's Operating Expenses) to Tenant or another tenant of the Building.

     12.2 After-Hours Services to the Premises. If Tenant requires or requests that the services to be furnished by Landlord (except Building standard electricity and elevator service) be provided during periods in addition to the periods set forth in Section 12.1, then Tenant shall request such from Landlord in writing and, shall pay upon demand Landlord's actual additional expenses resulting therefrom, which cost is currently $45.00 per hour. Landlord may, from time to time during the Term, set a per hour charge for after-hours service which shall include the cost of the utility, service, labor costs, administrative costs and a cost for depreciation of the equipment used to provide such after-hours service.

     12.3 Interruption of Services. Landlord shall not be liable for, nor shall there be any abatement of Rent or constructive eviction for, the failure to furnish, or the delay or suspension in furnishing, any of the services either ordinary or extraordinary required under this Article, whether caused by breakdown, maintenance, repair, strikes, scarcity of labor or materials, acts of God or any other cause whatsoever, unless due to the gross negligence or willful misconduct of Landlord.

     Notwithstanding the above, Landlord shall use best efforts to restore services.

     12.4 Meters. Landlord reserves the right to separately meter or monitor the utility services provided to the Premises and bill the charges directly to Tenant or to separately meter any other tenant and bill the charges directly to such tenant and to make appropriate adjustments to the Expense Stop based on the meter charges to account for the fact that electricity at the capacity outlined on Exhibit B-2 hereto during the business hours set forth in item #17 on Exhibit C will be paid directly by Tenant. Tenant also shall have the right to arrange its own separately metered service, all costs thereof to be paid for by Tenant, in which case such utilities shall be excluded from Operating Expenses payable pursuant to Article VI.

     12.5 Utility Charges. All telephone, electricity, gas, heat and other utility service used by Tenant in the Premises shall be paid for by Tenant except to the extent the cost of same is included within Landlord's Operating Expenses.

                                  ARTICLE XIII

                             RULES AND REGULATIONS

     Tenant and its Agents shall at all times abide by and observe the rules and regulations attached as Exhibit C and any amendments or supplements thereto (the "Rules and Regulations") that may be reasonably promulgated from time to time by Landlord for the operation and maintenance of the Building and the Common Area and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Landlord shall make reasonable efforts to enforce the Rules and Regulations, against the other tenants of the Building in a non-discriminatory manner and shall not knowingly ignore any other tenant's violations of the Rules and Regulations. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other building lease. If there is any inconsistency between this Lease and the Rules and Regulations, this Lease shall govern. Landlord reserves the right to amend and modify the Rules and Regulations as it deems necessary.

                                  ARTICLE XIV

                             LIABILITY OF LANDLORD

     14.1 No Liability. Except in the event of gross negligence or willful misconduct, Landlord and its Agents shall not be liable to Tenant or its Agents for, and Tenant, for itself and its Agents, does hereby release Landlord and its Agents from liability for, any damage, compensation or claim arising from (i) the necessity of repairing any portion of the Premises or the Building or the Common Area or any structural defects thereto, (ii) any interruption in the use of the Premises or the Common Area, (iii) fire or other casualty or bodily, personal or property injury, damage or loss resulting from the use or operation (by Landlord, Tenant, or any other person whomsoever) of the Premises or the Building or the Common Area, (iv) the termination of this Lease, (v) robbery, assault or theft, or (vi) any leakage in the Premises or the Building from water, rain, snow or other cause whatsoever. No such occurrence shall give rise to diminution of Rent or constructive eviction. Any goods, automobiles, property or personal effects stored or placed by Tenant or its Agents in or about the Premises, the Building or the Common Area shall be at the sole risk of Tenant, and Landlord and its Agents shall not in any manner be held responsible therefor. Except to the extent expressly prohibited by law, Tenant hereby waives any claim it might have against Landlord or its Agents for any consequential damages sustained by Tenant arising out of the loss or damage to any person or property of Tenant.

     14.2 Tenant Indemnity. Tenant shall indemnify and hold Landlord and its Agents harmless from and against any and all damage, claim, liability, cost or expense (including, without limitation, attorneys' or other professionals' fees) of every kind and nature (including, without limitation, those arising from any injury or damage to any person, property or business) incurred by or claimed against Landlord or its Agents, directly or indirectly, as a result of, arising from or in connection with Tenant's or its Agents' use and occupancy of the Premises, the Building or the Common Area.

     14.3 Landlord Indemnity. To indemnify, defend, protect and save harmless Tenant, to the extent permitted by law, from and against any and all liabilities, lawsuits, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of nature arising from injury to or death of any person or damage to or loss of property on the Premises and caused by the gross negligence of Landlord or its agents or employees, except to the extent caused by the negligence of Tenant or its agents, employees, visitors, contractors, licensees or sublessees.

                                   ARTICLE XV

                                   INSURANCE

     15.1 Insurance Rating. Tenant shall not conduct or permit any activity, or place any equipment or material, in or about the Premises, the Building or the Common Area which will increase the rate of fire or other insurance on the Building or insurance benefitting any other tenant of the Building; and if any increase in the rate of insurance is stated by any insurance company or by the applicable insurance rating bureau to be due to any activity, equipment or material of Tenant in or about the Premises, the Building or the Common Area, such statement shall be conclusive evidence that the increase in such rate is due to the same and, as a result thereof, Tenant shall pay such increase to Landlord upon demand.

     15.2 Liability Insurance. Tenant shall, at its sole cost and expense, procure and maintain throughout the Term a comprehensive general liability policy insuring against claims, demands or actions arising out of or in connection with: (i) the Premises; (ii) the condition of the Premises; (iii) Tenant's operations in, maintenance and use of the Premises, Building and Common Area, and (iv) Tenant's liability assumed under this Lease. Such insurance shall be in amounts not less than those which are standard and customary with an initial requirement of a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000.00). Such insurance shall also include coverage against liability for bodily injuries or property damage arising out of the use by or on behalf of Tenant by any owned, non-owned, or hired transportation vehicles for a limit not less than that specified above.

     15.3 Personal Property/Improvements Insurance. Tenant shall, at its sole cost and expense, procure and maintain throughout the Term a property insurance policy (written on an "All Risk" or "Special Causes of Loss" basis) insuring all (One hundred (100%) percent) of Tenant's personal property, including but not limited to equipment, furniture, fixtures, furnishings and leasehold improvements installed at the Premises by Landlord or Tenant for not less than the full replacement cost of said property. All proceeds of such insurance shall be used to repair or replace Tenant's property and improvements to the Premises.

     15.4 Other Insurance. Tenant shall, at all times during the Term hereof, maintain in effect worker's compensation insurance as required by applicable law and business interruption insurance satisfactory to Landlord.

     15.5 Requirements of Insurance Coverage. All such insurance required to be carried by Tenant herein shall be with an insurance company licensed to do business in the Commonwealth of Virginia and approved by Landlord. Such insurance (i) shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has released its right of action against any party before the occurrence of a loss; (ii) shall name Landlord, and at Landlord's request, any mortgagee or ground Landlord, as additional insureds and loss payees as our interest may appear; (iii) shall provide that the policy shall not be canceled, failed to be renewed or materially amended without at least forty-five (45) days' prior written notice (fifteen (15) days if due to non-payment of premium) to Landlord and, at Landlord's request, any Mortgagee; and (iv) shall provide protection against any peril included within the classification "All Risk" or "Special Causes of Loss", including, but not limited to vandalism, malicious mischief, theft, sprinkler leakage, earthquake, flood and water damage. If this Lease is terminated as the result of a casualty in accordance with Section XIX, the proceeds of said insurance attributable to the replacement of all tenant improvements at the Premises shall be paid to Landlord. On or before the Commencement Date and, thereafter, not less than thirty (30) days before the expiration date of the insurance policy, an original of the policy (including any renewal or replacement policy) or a certified copy thereof, together with evidence satisfactory to Landlord of the payment of all premiums for such policy, shall be delivered to Landlord and, at Landlord's request, to any Mortgagee.

     15.6 Waiver of Subrogation. If either party hereto is paid any proceeds under any policy of insurance naming such party as an insured, on account of any loss or damage, then such party hereby releases the other party hereto and all other tenants, to and only to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortuous act or omission of the other party or its Agents; provided, that such release shall be effective only as to a loss or damage occurring while the appropriate policy of insurance of the releasing party provides that such release shall not impair the effectiveness of such policy or the insured's ability to recover thereunder. Each party hereto shall use reasonable efforts to have a clause to such effect included in any such policy.

     15.7 Security. In the event that Landlord engages the services of a professional security system for the Building or adopts any policy to promote security for the Building, it is understood that such engagement or policy shall in no way increase Landlord's liability for occurrences and/or consequences which such a system or policy is designed to detect or avert and that Tenant or its Agents shall look solely to Tenant's insurer as set out above for claims for damages or injury to any person or property.

     15.8 Landlord's Insurance: Landlord shall maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term, a policy of insurance upon the Building insuring against all risks of physical loss or damage under an All Risk coverage endorsement in an amount at least equal to the full replacement value of the property insured, with an Agreed Amount endorsement to satisfy co-insurance requirements, as well as insurance against breakdown of boilers and other machinery as customarily insured against. Landlord shall supply to Tenant from time to time upon request of Tenant certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent. All policies of insurance maintained by Landlord shall contain the same waiver of subrogation provisions for the benefit of Tenant as Tenant is required to obtain in its insurance policies for the benefit of Landlord.

                                  ARTICLE XVI

                         RIGHT OF ENTRY AND IMPROVEMENT

     Tenant shall permit Landlord or its Agents, at any reasonable time upon at least 24 hours prior (except in cases of emergencies) notice, to enter the Premises, without charge therefor to Landlord and without diminution of Rent,
(i) to examine, inspect and protect the Premises and the Building, (ii) to make such repairs or perform such maintenance which in the reasonable judgment of Landlord may be deemed necessary or desirable, (iii) to exhibit the same to prospective purchasers of the Building or to present or future Mortgagees or
(iv) to exhibit the same to prospective tenants during the last ten (10) months of the Term and to erect on the Premises a suitable sign indicating the Premises are available. Should Tenant on its own volition vacate the Premises or any portion thereof within three (3) months prior to the expiration of the Term and not sublet such portion, Landlord or Landlord's Agent shall have the right, without notice, to restore, refit or improve such vacated portion of the Premises for a successor tenant, without affecting Tenant's obligation to pay Rent under Article IV.

                                  ARTICLE XVII

                         TENANT'S EQUIPMENT AND PROPERTY

     17.1 Moving Tenant's Property. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being on the Premises, shall be repaired by Landlord, at the expense of Tenant. No furniture, equipment, office supplies or other over-sized, bulky matter of any description shall be received into the Building or carried in the elevators except as may be approved in writing by Landlord, and the same shall be delivered only through the designated delivery entrance and freight elevator in the Building at such times as shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed. All moving of furniture, equipment, and other materials shall be under the direct control and supervision of Landlord; provided, however, in no event shall Landlord be responsible for any damages to or charges for moving the same. Tenant shall promptly remove from the Common Area any of Tenant's furniture, equipment or other property there deposited.

     17.2 Installing and Operating Tenant's Equipment. Without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed Tenant shall not install or operate in the Premises (i) any electrically operated equipment or other machinery, other than standard office equipment that does not require wiring, cooling or other service in excess of Building standards, (ii) any equipment of any kind or nature whatsoever which will require any changes, replacements or additions to, or changes in the use of, any water, heating, plumbing, air conditioning or electrical system of the Premises or the Building, or (iii) any equipment which places a load upon the framed floor of the Premises exceeding the limitations set forth on Exhibit B-2. Landlord's consent to such installation or operation may be conditioned upon the payment by Tenant of additional compensation for any excess consumption of utilities and any additional power, wiring, cooling or other service (as determined in the sole, reasonable discretion of Landlord) that may result from such equipment. Machines and equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein so as to be objectionable to Landlord or any other Building tenant shall be installed and maintained by Tenant, at its expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration.

                                 ARTICLE XVIII
                           ASSIGNMENT AND SUBLETTING

     18.1 General. Tenant shall not, without Landlord's prior written consent
(i) assign this Lease nor sublet the Premises in whole or in part, and shall not permit Tenant's interest in the Lease to be vested in any third party by operation of law or otherwise except as provided below.

     18.2 Landlord's Rights Upon Proposed Subletting. Should Tenant desire to sublet any part of the Premises, Tenant shall not be permitted so to sublet until Tenant shall have given Landlord at least thirty (30) days prior written notice of Tenant's intention to offer such space for sublet and specifying the terms of such sublet. Except for the first (1st) three (3) years of the Lease for the 11,384 rentable square feet on the first (1st) floor, Landlord shall have the right for thirty (30) days from receipt of such notice to (i) sublet or (ii) take an assignment from Tenant, upon the terms and for the period set forth in the notice. In the event Landlord exercises any right to sublease or take assignment of space from Tenant, Landlord shall remit each month to Tenant rent in accordance with the terms set forth in the aforesaid notice for the period of the sublease or assignment. In such event, Tenant shall not be responsible for any failure to pay rent by the occupant of the portion of the Premises sublet or assigned to the Landlord, and Tenant further shall not be responsible for other Tenant obligations with respect to such portion of the Premises for the term of such sublet or assignment. Should Landlord not elect to accept assignment of such space, Tenant may sublet the same only after obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant agrees that disapproval of such sublet by Landlord's lender is deemed a reasonable basis for withholding consent. During the first (lst) three (3) years of the Lease, Tenant may sublet any or all first (1st) floor Premises after giving Landlord notice of its intention to do so, with Landlord's reasonable consent as to use.

     18.3 Landlord's Right to Terminate. Except for the first (1st) three (3) years of the Lease for the 11,384 rentable square feet on the first (1st) floor, should Tenant desire to sublet more than fifty (50%) percent of the rentable space in the Premises, in the aggregate, for substantially the remainder of the Term or if Tenant desires to assign this Lease other than to an affiliate of Tenant in whole or in part, then Landlord shall have the right, in addition to the foregoing, to terminate this Lease by giving notice thereof to Tenant within twenty-five (25) days from the date of Tenant's notice to Landlord and this Lease shall thereupon terminate on the date specified in Landlord's notice but not earlier than thirty (30) days nor later than the end of the next calendar month after the date of Landlord's notice to Tenant exercising such right of termination. Such termination shall not be deemed a default by Tenant under this lease and Tenant shall be relieved of all obligations under this Lease accruing after the date of such termination. In this event, any Security Deposit then outstanding on such Premises will be returned to Tenant, pursuant to Article V.

     18.4 Conditions to a Sublease or Assignment by Tenant. After receipt of Landlord's written consent, a duly executed copy of the sublease shall be delivered to Landlord for Landlord's review and approval, which shall be given within ten (10) business days of such delivery to Landlord. All subleases shall provide that the subtenant must comply with all applicable terms and conditions of this Lease. All assignments shall contain an assumption by the assignee of all the terms and obligations of this Lease. Should Landlord consent to the proposed assignment or subletting, Tenant shall pay to Landlord one-half (1/2) of any amount of cash in excess of that which would be received by Landlord for the sublet space, of rent or other sums directly or indirectly received by Tenant from any subtenant or assignee for the use of the sublet space including any rent or other sums which may exceed the Basic Rent and Additional Rent due hereunder minus reasonable reserves for refurbishment of the space or other costs and expenses Tenant incurs (including, but not limited to marketing costs, broker's and legal fees and other build-out costs) in connection with the sublet. Tenant agrees that, except as set forth in Section 18.2, notwithstanding any assignment or sublease, and notwithstanding the acceptance of rent by the Landlord from an assignee, subtenant, or any other part, the Tenant shall remain fully liable for the payment of rent due and to become due under this Lease and for the performance of all the covenants, agreements, terms, provisions, and conditions of this Lease on the part of Tenant to be performed or observed. Notwithstanding anything in this Article XVIII to the contrary, Tenant shall have the right to sublease all or any portion of the total rentable area of the Premises at any time during the Lease Term with Landlord's prior, written consent only as to the appropriateness of the subtenant(s) and/or assignee, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right, at any time, to assign or sublease to an affiliate, parent or subsidiary without requiring the consent or approval of Landlord. The term "Affiliate" shall mean another legal entity with essentially the same ownership or conducting similar or contributing business services or any entity resulting from the merger or acquisition of the Tenant.

     Notwithstanding the above, Tenant shall have the right to fully retain any sublease profit on the first (1st) floor Premise during the first (1st) three
(3) years of the Lease.

     18.5 Additional Conditions. Any transfer of this Lease from Tenant by merger, reorganization, liquidation, or the sale, conveyance, transfer by bequest or inheritance, or other transfer of a controlling interest in Tenant (whether by transfer of stock, partnership interests or otherwise) shall constitute an assignment for the purposes of this Lease. No assignment or subletting shall be made to any person or entity for the conduct of a business which is not in keeping with the requirements of the applicable zoning regulations and standards and general character of the Building. All Lease Options and signage rights associated with the Lease do not automatically convey with the assignment or subletting of this Lease to non-affiliates and specific approval must be requested and obtained from Landlord. Notwithstanding the above, should Tenant assign or sublet it's Premises in their entirety to a non-affiliate, the first (1st) five (5) year renewal term shall be exercisable by the assignee or subtenant according to the Terms of this Lease. Consent to a given assignment or sublease shall not relieve Tenant or subtenant from its obligation to receive Landlord's written consent to any subsequent assignment or sublease pursuant to the procedure of this section.

                                  ARTICLE XIX

                              DAMAGE; CONDEMNATION

     19.1 Damage to the Premises. If the Premises shall be damaged by fire or other cause without the fault or negligence of Tenant or its Agents, Landlord shall diligently and as soon as practicable after such damage occurs (taking into account the time necessary to effect a satisfactory settlement with any insurance company involved) repair such damage at the expense of Landlord; provided, however, that Landlord's obligation to repair such damage shall not exceed the proceeds of insurance available to Landlord (reduced by any proceeds retained pursuant to the rights of Mortgagee). Notwithstanding the foregoing, if the Premises or the Building is damaged by fire or other cause to such an extent that, in Landlord's sole judgment, the damage cannot be substantially repaired within one hundred eighty (180) days after the date of such damage, or if the Premises are damaged during the last two (2) Lease Years unless Tenant is willing to exercise its Option to Renew the Term, then Landlord or Tenant within thirty (30) days from the date of such damage may terminate this Lease by notice to the other. If either Landlord or Tenant terminates this Lease, the Rent shall be apportioned and paid to the date of such termination. If neither Landlord nor Tenant so elects to terminate this Lease but the damage required to be repaired by Landlord is not repaired within one hundred eighty (180) days from the date of such damage (such one hundred eighty (180) day period to be extended by the period of any delay outside the direct control of Landlord plus a reasonable period for a satisfactory settlement with any insurance company involved), Tenant, within thirty (30) days from the expiration of such one hundred eighty (180) day period (as the same may be extended), may terminate this Lease by notice to Landlord. During the period that Tenant is deprived of the use of the damaged portion of the Premises, and provided such damage is not the consequence of the fault or negligence of Tenant or its Agents, Basic Rent and Tenant's Proportionate Share shall be reduced by the ratio that the rentable square footage of the Premises damaged bears to the total rentable square footage of the Premises before such damage. All injury or damage to the Premises or the Building resulting from the fault or negligence of Tenant or its Agents shall be repaired by Tenant, at Tenant's expense, and Basic Rent shall not abate, unless a mutual waiver of subrogation is in force. If Tenant shall fail to do so or if Landlord shall so elect, Landlord shall have the right to make such repairs, and any expense so incurred by Landlord, together with interest thereon at the Interest Rate, shall be paid by Tenant upon demand. Notwithstanding anything herein to the contrary, Landlord shall not be required to rebuild, replace, or repair any above-standard work or improvements or any other personal property of Tenant.

     19.2 Condemnation. If more than fifty percent (50%) of the Premises or the Building shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), then at Tenant's option the Term shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and Basic Rent shall be pro-rated to the date when title vests in such governmental or quasi-governmental authority. If fifty percent (50%) or less of the Premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), Basic Rent and Tenant's Proportionate Share shall be reduced by the ratio that the portion so taken bears to the rentable square footage of the Premises before such taking, effective as of the date when title vests in such governmental or quasi-governmental authority, and this Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) as a result of such taking, and Tenant hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as compensation or damages as a result of such taking; provided, however, that Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant's property (other than its leasehold interest in the Premises) which does not, under the terms of this Lease, become the property of Landlord at the termination hereof as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord's award. Tenant hereby assigns to Landlord any right and interest it may have in any award for its leasehold interest in the Premises.

                                   ARTICLE XX

                               DEFAULT OF TENANT

     20.1 Monetary Default. The following events shall be deemed to be events of monetary default by Tenant under this Lease, Landlord shall notice Tenant of such default and Tenant shall have five (5) days to cure such Default.

     (A) Tenant shall fail to pay when due, any installment of Basic Rent, Additional Rent, Operating Expense, Real Estate Tax or any other payment or reimbursement to Landlord required herein when due and such failure shall continue for a period of ten (10) days from the date such payment is past due and unpaid;

     (B) Tenant shall become insolvent or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors or shall transfer all or substantially all of its assets to another person or entity.

     (C) Tenant shall file a petition under any section or chapter of the United States Bankruptcy Code or under any similar law or statute of the United States or any state thereof, or an order for relief shall be entered against Tenant not dismissed within thirty (30) days in any proceeding filed against Tenant thereunder;

     (D) A receiver or trustee shall be appointed for all or substantially all the assets of Tenant;

     (G) If Tenant should fail to renew or let expire the Letter of Credit Security Deposit per Article V.

     20.2 Non-Monetary Default: The following events shall be deemed to be events of non-monetary default by Tenant under this Lease.

     (A)    Tenant shall fail to maintain any insurance required hereunder;

     (B) Tenant refuses to take possession of the Premises upon a reasonable period of time after Substantial Completion of the Premises;

     (C) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this paragraph) and shall not cure such failure within twenty (20) days after written notice thereof to Tenant or if such failure cannot be cured within such twenty (20) business day period, then such time as Tenant may need so long as Tenant has commenced and is diligently pursuing such cure.

     20.3 Remedies: Upon occurrence of any Event of Default that continues beyond any applicable cure period, Landlord, without prejudice to any other rights or remedies Landlord may have under this Lease or otherwise, shall have the option to pursue any one, all or combination of the following remedies without a notice or demand whatsoever.

     (A) Terminate this Lease by giving written notice to that effect to the Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, re-enter and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any other claim for damages. In the event Landlord elects to terminate this Lease by reason of an event of default, then not-withstanding such termination, Tenant shall be liable for and shall pay to Landlord, the sum of all rental and other indebtedness accrued to date of such termination, plus at its option, at any time, the Landlord may choose to accelerate the entire balance due under the remainder of the Lease and any other monies due under the Lease required to be paid by Tenant to Landlord until the Expiration Date of the Lease at the then present value of all rents and other amounts as may be due in the future, with the Interest Rate as the discount rate for such a present value calculation, and with a reduction to be given for the total amount actually recovered from any reletting, net of reasonable reletting expenses to include brokerage and management fees, which may be paid to an affiliate of Landlord, redecoration or rebuilding costs for tenant fit-out, legal costs of reletting, costs of removing or storing Tenant's or other occupant's property, and other expenses reasonably incurred in the business of leasing and preparing office space for occupancy;

     (B) Alter all locks and other security devises at the Premises without terminating this Lease;

     (C) Re-enter and take possession of the Premises by legal process or by expelling or removing Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim for damages therefore; and relet the Premises and receive the rent therefore. No legal process, re-entry, re-letting or taking possession of the Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant. In the event that Landlord elects to retake or repossess the Premises, the Tenant shall be liable for and shall pay to Landlord, all rental and other indebtedness accrued to date of such repossession, plus at its option, at any time, the Landlord may choose to either: (1) accelerate the entire balance due under the remainder of the Lease and any other monies due under the Lease required to be paid by Tenant to Landlord until the Expiration Date of the Lease, including those referred to in
          Section 20.2(A) above; or (2) seek payment from Tenant for the difference between all sums due to Landlord from Tenant under this Lease and the amount received by Landlord through re-letting the Premises; Landlord may choose suit under option (2) and later accelerate under option (1); and all reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights or remedies including reasonable attorney's fees and fifteen percent (15%) interest per annum on all the sum owing by Tenant to Landlord.

     (E) Enter upon the Premises without being liable for prosecution or any claim for damages therefore, and do what ever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur and thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise;

     (F) In the event of termination or repossession of the Premises for an event of default, Landlord shall not have any obligation to relet or attempt to relet the Premises or any portion thereof, or to collect rental after re-letting, and in the event of reletting, Landlord may reject the whole or any portion of the Premises for any period to any tenant and for any use and purpose;

     (G) Landlord shall have a lien upon all the personal property of Tenant located in the Premises, as and for security for the rent and other obligations of Tenant herein provided. In order to perfect and enforce said lien, Landlord may at any time after default in the payment of rent or default of other obligations, seize and take possession of any and all personal property belonging to Tenant which may be found in and upon the Premises. If Tenant fails to redeem the personal property so seized, by payment of whatever sum may be due Landlord under and by virtue of the provisions of this lease, then and in that event, Landlord shall have the right, after twenty (20) days written notice to Tenant of its intention to do so, to sell such personal property so seized at public or private sale and upon such terms and conditions as to Landlord may appear advantageous, and after the payment of all proper charges incident to such sale, apply the proceeds thereof to the payment of any balance due to Landlord on account of rent or other obligations of Tenant pursuant to this Lease. In the event there shall then remain in the hands of Landlord any balance realized from the sale of said personal property as aforesaid, the same shall be paid over to Tenant. The exercise of the foregoing remedy by Landlord shall not relieve or discharge Tenant from any deficiency owed to Landlord which Landlord has the right to enforce pursuant to any other provision of this Lease. Notwithstanding the foregoing, Landlord's lien shall not apply to Tenant's intangible, intellectual property, files and proprietary information. This in no way effects Landlord's ability to remove or sell Tenant's tangible personal property.

     (H) Landlord, at its option, may bring a legal proceeding to recover from Tenant any monies owed under this Lease without seeking possession of the Premises. Such proceeding shall not be considered a termination of the Lease and Landlord shall retain the right to seek continuing rents as well as the right to accelerate all monies as provided in Section 20.3(A) above owed for the full term of the Lease in subsequent legal proceedings. In the event of a default under 20.2(C) that remains uncured after fifteen (15) days from Date of Notice, and Landlord does not elect to accelerate monies due under the Lease, Tenant shall pay 110% of the sum of Basic Rent, Additional Rent, Landlord's Operating Expenses, real estate tax or any other payment or reimbursement to Landlord required herein, during the period from expiration of the fifteen (15) day cure period until the date of actual cure.

     (I) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be a termination of this Lease or an acceptance of surrender of the Premises by Tenant, being understood that such termination or surrender can be effected only by written notice from Landlord specifying such termination.

     (J) The Tenant acknowledges that all accounts are due and payable as required in the Lease, and in the event Tenant fails to pay any installment of rent hereunder as and when such installment is due, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of such installment, and the failure to pay such amount shall be an event of default hereunder. In addition, a finance charge at a rate of fifteen percent (15%) per annum shall be charged on all accounts more than five (5) days past due. Interest will be charged back to the account due date and apply to all charges due from the Tenant including but not limited to minimum rent, percent rent, taxes, insurance and common area maintenance charges. The provision for such late charges and finance charges shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty, liquidated damages or as limiting Landlord's remedies in any manner.

     20.4 Landlord Default. Landlord shall be deemed to be in default of this Lease if Landlord fails to make any payments to Tenant required under this Lease and such failure continues for ten (10) days after written notice from Tenant to Landlord, or if Landlord shall be in default in the prompt and full performance of any other of its promises, covenants or agreements contained in this Lease and such default in performance continues for more than thirty (30) days after written notice thereof from Tenant to landlord specifying the particulars of such default or breach of performance; provided, however, that if the default complained of, other than for the payment of monies, is of such a nature that the same cannot be rectified or cured within such thirty (30) day period. If Landlord, within such thirty (30) day period, shall have commenced such cure and shall continue thereafter with due diligence to cause such cure to be completed Landlord shall have such time as is necessary to cure such a Default. Upon any default of this Lease by Landlord, Tenant shall be entitled to pursue any and all remedies available to Tenant at law or in equity.


                                  ARTICLE XXI

                                    REPORTS

     21.1 Lease Anniversary Report. Landlord may access Tenant's most recent public financial information on the Internet at www.careerbuilder.com.

     21.2 Event of Default Report. If Tenant is in default at any time during the Lease, for any cause listed in Section 20.1 above, in addition to being liable for a late penalty fee and interest as stated in Section 4.4, Tenant shall have the obligation of furnishing to Landlord, within fifteen (15) days of the date Tenant comes into default, the most recently available income statement and balance sheet, certified by Tenant as to their accuracy.

                                  ARTICLE XXII

                                   MORTGAGES

     22.1 Subordination. This Lease is subject and subordinate to all ground or underlying leases and to any first Mortgage(s) which may now or hereafter affect such leases, the Building, or the Land. If Tenant fails or refuses to execute and deliver any instrument or certificate required to be delivered by Tenant hereunder (including, without limitation, any instrument or certificate required under Article XXI or Section 25.4 hereof) within fifteen (15) business days, then Tenant stipulates that if Tenant is notified in writing and fails to respond in such fifteen (15) business days time-frame then such request shall be deemed to be approved and such documents as may have been required shall be deemed to have been approved. Landlord shall use its best efforts to aid Tenant in securing a non-disturbance agreement recognizing Tenant's rights under this Lease from the holder of each mortgage now or hereafter encumbering the Building and/or the land on such holder's reasonable standard form non-disturbance agreement within ten (10) days after the execution of this Lease. In the event of any foreclosure sale under a Mortgage, if the Mortgagee so elects, after foreclosure, this Lease shall continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord's interest under this Lease so long as such purchaser executes a non-disturbance agreement in a form acceptable to Tenant. Tenant shall, upon the request of a Mortgagee or Purchaser at foreclosure, execute and delivery any instrument that has for its purpose and effect the subordination of this Lease to the lien of any Mortgage, or Tenant's attornment to such Purchaser.

     22.2 Mortgagee Protection. Tenant agrees to give any Mortgagee by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that before such notice Tenant has been notified in writing of the address of such Mortgagee. Tenant further agrees that if landlord shall have failed to cure such default within the time provided for in this Lease, then Mortgagee shall have an additional thirty (30) days within which to cure such default; provided, however, that if such default cannot be reasonably cured within that time, then such Mortgagee shall have such additional time as may be necessary to cure such default but in no case longer than an additional sixty (60) days unless cure can not be completed by then (including, without limitation, the commencement of foreclosure proceedings, if necessary), in which event this Lease shall not be terminated or Basic Rent abated while such remedies are being so diligently pursued. In the event of the sale of the Land or the Building, by foreclosure or deed in lieu thereof, the Mortgagee or purchaser at such sale shall be responsible for the return of the Security Deposit only to the extent that such Mortgagee or purchaser actually received the Security Deposit.

     22.3 Modification Due to Financing. If, in connection with obtaining construction or permanent financing for the Premises, the Building or the Land, any lender (or Mortgagee) shall request reasonable modifications of this Lease as a condition to such financing, Tenant shall promptly execute a modification of this Lease, provided such modifications do not increase the financial obligations of Tenant hereunder or materially alter the Tenant's rights and obligations hereunder or adversely affect the leasehold interest hereby created or Tenant's reasonable use and quiet enjoyment of the Premises.

     22.4 Condition Precedent. Landlord's obligation to perform its covenants and agreements hereunder is subject to the condition precedent that this Lease be approved by Mortgagee or the issuer of any commitment to make a construction or mortgage loan. Unless Landlord gives Tenant written notice within fifteen
(15) days after the date hereof that the Mortgagee or issuer, or both, disapproves this Lease, then this condition shall be deemed to have been satisfied or waived and the provisions of this Section 22.4 shall be of no further force or effect.

     22.5 Assignment for Financing Purposes. If, at any time or times, Landlord assigns this Lease or the Basic Rent payable hereunder to the Mortgagee, or to any other party for the purpose of securing financing (the Mortgagee and any other such party are referred to herein as the "Financing Party"), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

          (i) Such assignments to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;

          (ii) To the extent the Financing Party has assumed obligations under
(i) above, the Financing Party shall be treated as having assumed such obligations only upon foreclosure of its Mortgage (or voluntary conveyance by deed in lieu thereof).

     Tenant hereby agrees to enter into such reasonable agreement or instruments as may, from time to time, be reasonably requested in confirmation of the foregoing.

                                 ARTICLE XXIII

                                  HOLDING OVER

     In the event that Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a tenant-at-will upon all of the terms and provisions of this Lease at 175% of Tenant's then current Rent, except the monthly Basic Rent shall be paid in accordance with the following schedule, provided Tenant gives Landlord nine (9) months prior written notice of Tenant's desire to Holdover and the duration of the Holdover Term: (i) Months one (1) through three (3): 125% of Tenant's then current rental; (ii) Months four (4) through six (6): 150% of Tenant's then current rental; (iii) thereafter at 175% of Tenant's then current rental of the monthly Basic and Additional Rent in effect during the last month of the Term. Notwithstanding the foregoing, if Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the Commonwealth of Virginia. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession. Notwithstanding the above, there will be no consequential damages if Tenant abides by the mutual agreement on the Holdover Term. Tenant will not be considered in Holdover if Tenant and Landlord are negotiating to renew the Term of this Lease and the extension is ultimately executed.

                                  ARTICLE XXIV

                                QUIET ENJOYMENT

     Landlord covenants that if Tenant shall pay Basic Rent and perform all of the terms and conditions of this Lease to be performed by Tenant, and if Tenant shall not be in default of any provision in this Lease, then Tenant shall peaceably and quietly occupy and enjoy possession of the Premises during the Term without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease and of any Mortgage to which this Lease is subordinate and easements, conditions and restrictions of record affecting the Land as of the date hereof. Landlord shall use commercially reasonable efforts to remove any party.

                                  ARTICLE XXV

                                 MISCELLANEOUS

     25.1 No Representations by Landlord. Tenant acknowledges that neither Landlord nor its Agents nor any broker has made any representation or promise with respect to the Premises, the Building, the Land or the Common Area, except as herein expressly set forth, and no rights, privileges, easements or licenses are required by Tenant except as herein expressly set forth. Tenant, by taking possession of the Premises shall accept the Premises and the Building "AS IS", subject to Base Building latent defects, except as modified by Exhibit B and such taking of possession shall be conclusive evidence that the Premises and the building are in good and satisfactory condition at the time of such taking of possession.

     25.2 No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between Landlord and Tenant other than that of landlord and tenant.

     25.3 Brokers. Landlord recognizes Broker(s) as the sole broker(s) procuring this Lease and shall pay Broker(s) a commission therefor pursuant to a separate agreement between Broker(s) and Landlord. Landlord and Tenant each represents and warrants to the other that it has not employed any broker, agent or finder other than Broker(s) relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim for brokerage or other commission arising from or out of any breach of the indemnitor's representation and warranty.

     25.4 Estoppel Certificate. Tenant shall, without charge, at any time and from time to time, within ten (10) business days after request therefor by Landlord, Mortgagee, any purchaser of the Land or the Building or any other interested person, execute, acknowledge and deliver to such requesting party a written and accurate estoppel certificate certifying, as of the date of such estoppel certificate, the following: (i) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified and setting forth such modifications); (ii) that the Term has commenced (and setting forth the Commencement Date and Expiration Date); (iii) that Tenant is presently occupying the Premises; (iv) the amounts of Basic Rent and Additional Rent currently due and payable by Tenant; (v) that any Alterations required by the Lease to have been made by Landlord have been made to the satisfaction of Tenant; (vi) that there are no existing set-offs, charges, liens, claims or defenses against the enforcement of any right hereunder, including, without limitation, Basic Rent or Additional Rent (or if alleged, specifying the same in detail); (vii) that no Basic Rent (except the first installment thereof) has been paid more than thirty (30) days in advance of its due date; (viii) that Tenant has no knowledge of any then uncured default by Landlord of its obligations under this Lease (or, if Tenant has such knowledge, specifying the same in detail); (ix) that Tenant is not in default;
(x) that the address to which notices to Tenant should be sent is as set forth in the Lease (or, if not, specifying the correct address); and (xi) any other reasonable certifications requested by Landlord.

     25.5 Waiver of Jury Trial. Tenant hereby waives trial by jury in any action, proceeding or counterclaim brought by Landlord against Tenant with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use or occupancy of the Premises. In the event Landlord commences any proceedings for nonpayment of Rent, Tenant shall not interpose any counterclaims. This shall not, however, be construed as a waiver of Tenant's right to assert such claims in any separate action brought by Tenant.

     25.6 Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given upon the earlier of receipt, if mailed by certified or registered mail, or three (3) days after certified or registered mailing, return receipt requested, postage prepaid, addressed and sent, if to Landlord to Landlord's Address specified in Section 1.2; or if to Tenant to Tenant's Address specified in Section 1.6. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

     25.7 Invalidity of Particular Provisions. If any provisions of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

     25.8 Gender and Number. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number or gender as the context may require.

     25.9 Benefit and Burden. Subject to the provisions of Article XVIII and except as otherwise expressly provided, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, heirs, successors and assigns. Landlord may freely and fully assign its interest hereunder.

     25.10 Entire Agreement. This Lease (which includes the Exhibits attached hereto) contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by Landlord and Tenant.

     25.11 Authority.

          (i) If Landlord or Tenant signs as a corporation, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing corporation, in good standing, qualified to do business in the Commonwealth of Virginia, that the corporation has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the corporation. Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

     (ii) If Landlord or Tenant signs as a partnership, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing partnership, in good standing, qualified to do business in the Commonwealth of Virginia, that the partnership has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the partnership. Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

     25.12

     25.13 Interpretation. This Lease is governed by the laws of the Commonwealth of Virginia.

     25.14 Landlord's Consent. Regardless of any reference to the words "sole" or "absolute" (but except for matters which will have an adverse effect on the (a) structural integrity of the Building (b) the Building's plumbing, heating, life safety, ventilating, air conditioning, mechanical or electrical systems, or
(c) the exterior appearance of the Building, whereupon in each such case Landlord's duty is to act in good faith and in compliance with the Lease), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith.

     25.15 No Personal Liability; Sale. Neither Landlord nor its Agents, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord's equity, interest and rights in the Building and the Land for satisfaction of Tenant's remedies on account thereof. In the event that the original Landlord hereunder, or any successor owner of the Building shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease occurring thereafter shall terminate as of the day of such sale, and thereupon all such liabilities and obligations shall be binding on the new owner so long as such new owner agrees not to disturb Tenant's possession of the Premise. Tenant agrees to attorn to such new owner. Any successor to Landlord's interest shall not be bound by (i) any payment of Basic Rent or Additional Rent for more than one (1) month in advance, except for the payment of the first installment of Basic Rent for the initial Lease Year or (ii) as to any Mortgagee or any purchaser at foreclosure, any amendment or modification of this Lease made without the consent of such Mortgagee.

     25.16 Time is of the Essence. Time is of the essence as to Landlord's and Tenant's obligations contained in this Lease.

     25.17 Force Majeure. Landlord or Tenant shall not be required to perform any of its obligations under this Lease, nor shall Landlord or Tenant be liable for loss or damage for failure to do so, nor shall the other party thereby be released from any of its obligations under this Lease, where such failure arises from or through acts of God, strikes, lockouts, explosions, sabotage, accidents, riots, civil commotions, acts of war, results of any warfare conditions in this country, fire or casualty, government action or inaction, legal requirements, or energy shortage. However, nothing in this Section shall relieve Tenant from paying Basic or Additional Rent as due under the Lease.

     25.18 Headings. Captions and headings are for convenience of reference only.

     25.19 Memorandum of Lease. Tenant shall, at the request of Landlord, execute and deliver a memorandum of lease in recordable form without including any of the monetary terms herein. Tenant shall not record such a memorandum or this Lease without Landlord's consent. The party requesting recordation of a memorandum of this Lease shall be obligated to pay all costs, fees and taxes, if any, associated with such recordation.

     25.21 Deemed Approval by Tenant. If Tenant fails or refuses to execute and deliver any instrument or certificate required to be delivered by Tenant hereunder (including, without limitation, any instrument or certificate required under Article XXI or Section 25.4 hereof) within fifteen (15) days, then Tenant stipulates that if Tenant is notified in writing and fails to respond in such fifteen (15) days time-frame then such request shall be deemed to be approved and such documents as may have been required shall be deemed to have been approved.

     25.22 Effectiveness. The furnishing of the form of this Lease shall not constitute an offer and this Lease shall become effective upon and only upon its execution by and delivery to each party hereto.

     25.23

     25.25 Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within fifteen (15) days after Landlord's request and Tenant's failure to do so shall constitute a material default by Tenant. The obstruction of Tenant's view (except the viewability of Tenant's sign from the Dulles Toll Road), air, or light by any structure erected in the vicinity of the project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

     25.26 Transportation Management. Tenant shall fully comply with future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution, or traffic in and around the project or the metropolitan area in which the project is located.

     25.27 Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant's agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord's sole option, from implementing security measures for the project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Landlord's Operating Expenses. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the project.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the Date of Lease.

ATTEST/WITNESS:                          LANDLORD: Parkridge Five Associates
                                                   Limited Partnership

/s/  Charles Parlson                     By:  /s/ Christopher W. Walker, Pres.
--------------------------                  ----------------------------------
Name: Charles Parlson                    Name: Sunrise Valley, Inc.
     ---------------------
Title: Director, Walker Mgmt, Inc.       Title: General Partner
      ----------------------------              Christopher W. Walker, President

                                         Date: 10/01/99
                                              ----------------------------------
ATTEST/WITNESS                           TENANT: CareerBuilder, Inc.

                                         By: /s/ James Tholen         [SEAL]
--------------------------                  --------------------------

Name:                                    Name: James Tholen
     ---------------------                    ----------------------------------
Title:                                   Title: Chief Financial Officer
      --------------------                     ---------------------------------
                                         Date: 9/30/99
                                              ----------------------------------
STATE OF VIRGINIA
COUNTY OF FAIRFAX

I, the undersigned, Notary Public in and for the jurisdiction aforesaid do hereby certify that CHRISTOPHER W. WALKER, President, Sunrise Valley, Inc., the General Partner of Parkridge Five Associates Limited Partnership, a Virginia Limited partnership, whose signature is signed to the foregoing Deed of Lease, personally appeared before me this 1st day of October 1999, and acknowledged the same before me and in my jurisdiction aforesaid.

                                                       [SIG]
                                             -------------------------
                                                   NOTARY PUBLIC
My commission expires: 4/30/01


STATE OF VIRGINIA
COUNTY OF FAIRFAX

     I, the undersigned, Notary Public, in and for the jurisdiction aforesaid, do hereby certify that James Tholen, Chief Financial Officer, whose signature is signed to the foregoing Deed of Lease, personally appeared before me this 30th day of September 1999, and acknowledged the same before me in my jurisdiction aforesaid.

                                               /s/  Michele Trankovich
                                             ---------------------------
                                                    NOTARY PUBLIC


My Commission Expires:
                             MICHELE TRANKOVICH
                                NOTARY PUBLIC
                           COMMONWEALTH OF VIRGINIA
                      MY COMMISSION EXPIRES NOV. 30, 2002

                                  EXHIBIT A-1

                         PLAT SHOWING LAND AND BUILDING

                                Parkridge Center
                                   [GRAPHIC]

                                  EXHIBIT A-2

                           PLAN SHOWING THE PREMISES

                          Parkridge Five * First Floor
               10780-10790 Parkridge Boulevard, Reston, Virginia
                                   [GRAPHIC]

                                  EXHIBIT A-2

                           PLAN SHOWING THE PREMISES

                         Parkridge Five * Second Floor
               10780-10790 Parkridge Boulevard, Reston, Virginia
                                   [GRAPHIC]

                                  EXHIBIT A-3

                                 RENT SCHEDULE

                                               PER       ADDITIONAL
                                               SQUARE    TENANT            TOTAL
YEAR           PER ANNUM        PER MONTH      FOOT      IMPROVEMENTS      MONTHLY RENT
----           ---------        ---------      ------    ------------      ------------
2/1/2000-
 4/30/2000     $1,206,519.00    $100,543.25    $28.50    $5,847.10         $106,390.35

5/1/2000-
 1/31/2001     $1,530,963.00    $127,580.25    $28.50    $5,847.10         $133,427.35

2/1/2001-
 1/31/2002     $1,576,891.89    $131,407.66    $29.36    $5,847.10         $137,254.76

2/1/2002-
 1/31/2003     $1,624,198.65    $135,349.89    $30.24    $5,847.10         $141,196.99

2/1/2003-
 1/31/2004     $1,672,924.61    $139,410.38    $31.14    $5,847.10         $145,257.48

2/1/2004-
 1/31/2005     $1,723,112.35    $143,592.70    $32.08    $  140.35         $143,733.05

2/1/2005-
 1/31/2006     $1,774,805.72    $147,900.48    $33.04    $  140.35         $148,040.83

2/1/2006-
 1/31/2007     $1,828,049.89    $152,337.49    $34.03    $  140.35         $152,477.84

2/1/2007-
 1/31/2008     $1,882,891.39    $156,907.62    $35.05    $  140.35         $157,047.97

-----------------

Note: (1) Rent is escalated by three (3%) percent per annum.

      (2) Second Floor -- 42,334 rentable square feet: Upon the earlier of Substantial Completion of the Premises or February 1, 2000.

      (3) First Floor -- 11,384 rentable square feet: Shall commence May 1, 2000, except for proportional operation expenses upon actual occupancy prior to May 1, 2000.

      (4) Schedule subject to Article III.

      (5) Additional Tenant Improvements are based upon $5.00 psf times 53,718 rsf or $268,590 amortized over five (5) years (sixty (60) months) at ten (10%) percent interest yielding $5,706.75 per month, plus first
          (1st) floor phase-in allowance calculated as follows: $26.00 psf times 11,384 rsf equals $295,984; 3 months/96 months equals 3.125% proportional additional Tenant Improvements equals $9,249.50; amortized over 96 months at ten (10%) percent interest equals an additional $140.35 per month or $1,684.20 per year.

                                  EXHIBIT B-1

                                 WORK AGREEMENT

Improvements:

1. Landlord to deliver space in "AC Shell" condition as per attached Exhibit B-2, except Landlord shall deliver the first (1st) floor in a multi-tenant condition as per attached Exhibit B-2(a) to include, but not limited to all fixtures, life safety features and common area corridors complete with building standard finishes installed.

2.   Tenant has selected its own architect/space planner.

3. Construction Allowance: $26.00 per rentable square foot of space leased times 53,718 rsf or $1,396,668.00, payable monthly by Landlord on demand upon presentation of invoices, General Contractor's and lien releases and other appropriate documentation from Tenant. Landlord shall hold ten (10%) percent retainage from each payment until job is complete (to include punchlist) and an additional retainage withheld, to be determined, payable after "as-built" drawings and any other construction documents, as may be determined, are delivered. If the cost of construction exceeds Landlord's allowance payments towards construction invoices shall be paid proportionally, by Landlord and Tenant.

4. Landlord shall lend Tenant an additional $5.00 psf towards Tenant Improvements, which loan shall be repaid over the first (1st) sixty (60) months of the Lease Term at ten (10%) percent per annum). If Tenant does not utilize the entire $5.00 psf, then Landlord and Tenant shall execute a lease amendment prorating the Additional Rent to Tenant Improvements actually used. In the event of an uncured Monetary Default, Landlord may demand immediate payment of the unamortized additional Tenant Improvement loan together with all accrued interest.

5. Utilization: (a) Hard and soft costs, including communication cabling; (b) any unused balance shall be placed into a reserve fund for Tenant to draw upon from time to time for all approved, future renovations or refurbishment.

6. Tenant shall take full responsibility for the proper and timely construction of Tenant's tenant improvements.

7. Tenant shall retain an authorized construction management representative and this party shall be compensated separately by Tenant.

8. Tenant agrees, in return for Landlord's full compliance of Exhibit B-3 attached hereto, to a construction management or supervisory fee equal to five percent (5%) Landlord's Construction Allowance contribution.

9. Detailed base building plans shall be incorporated by reference into the Lease.

10. Landlord shall, at its sole cost and expense, ensure that fiber optic cable is available to Tenant at the Building.

                                  EXHIBIT B-2

              BASE BUILDING SPECIFICATIONS AND SYSTEMS PERFORMANCE


The Landlord shall construct the base building in substantial conformance with the base building construction documents dated January 25, 1999 and associated specifications, and shall furnish such relative documents to the Tenant for the Tenant's use in designing the leasehold work.

Notwithstanding the above referenced base building documents, the Landlord shall design and construct the building to "Building Shell Condition" as defined below, beyond which the Tenant Improvements shall be installed by the Tenant in accordance with the Lease.

1.   Elevators
     Six (6) elevators serve the building (West entrance - 2 passenger; center building - 1 freight; East entrance - 3 passenger). Passenger elevators include granite floors and wood/glass walls. All elevators access all five floors of the building. The elevator system is hydraulic.

2.   Suite Entry Doors
     First and second floor Tenant suite entries shall be full height, eight (8') foot, cherry, solid-core doors with glass inserts and hollow metal frames.

3.   Tenant Area Finishes:
     All interior and exterior columns, the Premises side of all common area facilities walls (rest rooms, mechanical/electrical closets, stairs, etc.), and areas above and below exterior windows shall be taped, spackled, and ready for paint.

4.   HVAC
     Base building work for each floor shall include all ductwork up to and including the VAV boxes, all perimeter and interior zone low pressure ductwork downstream of the VAV boxes, and all temperature sensors. Landlord shall fully air balance all base building systems and equipment and shall provide a completed report to the Tenant for Tenant's coordination with leasehold work.

     A DDC Trane Tracer building management system shall be installed.

     The HVAC system shall be designed and installed at a minimum to meet the following performance criteria:

     * Summer Design Outdoor Condition:    92 degrees F WB, 76 degrees F DB
                                           (ASHRAE 1% condition)
     * Winter Design Outdoor Condition:    5 Degrees F
     * Indoor Design Conditions:
          * Summer: Maximum 75 degrees F, maximum 50 RH at the above outdoor condition
          * Winter: Minimum 70 degrees at the above outdoor condition. No humidification required
     * Lighting Design Load: 1.5 watts / rsf
     * Diversified tenant equipment heat loads: 3.5 watts / rsf
     * Outside air: per ASHRAE 62-89; 20 cfm per person; assumed 1 person per 142 useable square feet.
     * Population (for heat load): 142 usf/person

5.   Fire Protection / Fire Alarm Systems

     The building shall be fully sprinkled with assistance of a jockey pump and be connected to the fire alarm system with an automated dialing capability to the fire department. The sprinkler system mains and branchlines shall be hydraulically sized for a density of 1 sprinkler head per 125 square feet. Sprinkler heads shall be installed in the upright position at maximum loft spacing in the Tenant areas.

     The fire alarm system shall include Transponder Module Plug-in Panels on each floor for use by Tenant.

6.   Electric.
     Electrical closets on the typical floor shall contain:
          *  277/480 volt, three phase power panel(s), with adequate capacity
             3.5 watts / square foot of Tenant lighting load.
          * 277/480 to 120/208 dry transformer(s), sized for 7.5 watts per rentable square foot, serving the Tenant's 120/208 volt convenience power panel(s).
          * 120/208 volt convenience power panel(s) sized for 7.5 watts per square foot.

     Backup generator power shall be supplied to accommodate base building emergency power needs. An auxiliary concrete pad for a tenant generator or specialty equipment is available on a first come first-served basis complete with installed electrical and telephone conduits. Building Access:
     (a) At Landlord's cost, the exterior entry doors will be equipped with an access card system for after-hours access and Landlord shall provide Tenant such keys or cards, at no cost to Tenant, in amount of four (4) cards/every 1,000 rentable square feet of the Premises; (b) at Tenant's cost, all Building elevators will receive a fully-equipped key entry floor-by-floor access system, and Landlord's access control provider will install and connect the key entry system to fully complete the elevators' access features, at Tenant's sole cost and expense. All elevators shall be pre-wired for such access devices by Landlord.

7.   Floor Finish.
     Concrete floor shall be ready for finish covering, with a moisture content adequate for proper installation of direct glue down carpet.

8.   Window Covering.
     All windows have aluminum, horizontal blinds with tilt and up/down controls.

9.   Floor Loads.
     The Live Load capacities are as follows:
     *  Office space 100 pounds psf,
     *  Rooftop, 30 pounds psf.

10.  Tenant Area Ceiling Height.

     The Building is designed slab to slab at 14 feet 0 inches and shall accommodate a finished ceiling height of 9 feet. Tenant finished ceiling heights can be increased to 9 feet 6 inches with some modifications to the HVAC and sprinkler systems.

                                  EXHIBIT B-3

                       LANDLORD'S SUPERVISORY ROLE DURING
                              INITIAL CONSTRUCTION

     The following outlines the Landlord's basic supervisory duties during the initial construction of Tenant's Tenant Improvements:

1.   Provide selected General Contractor with Building Rules and Regulations.

2. Coordinate project "kick-off" meeting (use of loading dock, elevator usage, trash removal procedure, etc.) to establish site rules during construction.

3. Review and approve Tenant Improvement Allowance invoices and disburse funds. Maintain and distribute monthly a "ledger" detailing T.I. Allowance funds disbursed to date, retained and amount remaining.

4. Review and approve base building infrastructure system modifications (HVAC, electrical, etc.) required by Tenant's work.

5. Review and approve all alterations to base building electrical, mechanical and life safety systems required by Tenant's design.

6. Review and approve Tenant's selected General Contractor, and acquire all proper insurance paperwork and licenses.

7. Interface with base building access control provider as required to install new devices for Tenant.

8. Coordinate the work of the base building contractor and the T.I. contractor so as to maintain jobsite harmony. Conduct weekly meetings with the base building and T.I. superintendents to review jobsite coordination issues.

9. Inform Tenant's representative on an ongoing basis as to base building work or other T.I. work, which may impact Tenant's work.

10. Coordinate and provide subcontractor and supplier contacts as necessary for those base building systems which the Tenant's contractor must interface with or alter (ATC, fire alarm, fire protection, roofing, etc.).

11. Provide Tenant's architect with applicable architectural and MPE documents for the base building. Landlord shall provide all bulletins, as-builts, or field changes to the base building which may affect Tenant's design or construction to the Tenant's architect.

12. Support the procurement of permit approvals and inspections from the Authority having Jurisdiction. Obtain waivers as required to commence work prior to completion of the base building or receipt of the T.I. permit.

13. Review and approve Tenant's construction documents prior to commencement of construction.

                                   EXHIBIT C

                             RULES AND REGULATIONS

     1. The entrance, lobbies, passages, corridors, elevators and stairways shall not be encumbered or obstructed by Tenant, or Tenant's Agents, or be used by them for any purpose other than for ingress and egress to and from the Premises. Tenant shall not place or permit its Agents to place any trash or other objects anywhere within the Building or the land (other than within the Premises) without first obtaining Landlord's written consent.

     2. No curtains, blinds, shades, screens or signs other than those furnished by Landlord shall be attached to, hung in or used in connection with any window or door of the Premises without prior written consent of Landlord. Interior signs in addition to suite entry signs on the suite entry doors shall be painted or affixed for Tenant by Landlord or by sign painters first approved by Landlord at the expense of Tenant and shall be of a size, color and style acceptable to Landlord.

      3. If Landlord has installed or hereafter installs any shade, blind or curtain in the Premises, Tenant shall not remove the same without first obtaining Landlord's written consent thereto.

     4. Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

     5. Tenant may request heating and/or air conditioning during periods in addition to normal working hours by submitting its request in writing to the Building Manager's office no later than 12:00 p.m. the preceding workday (Monday through Friday) on forms available from the Building Manager. The request shall clearly state the start and stop hours of the "off-hour" service. Tenant shall submit to the Building Manager a list of personnel who are authorized to make such requests. Charges are to be governed by the provisions of Tenant's Lease.

     6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish bags or other articles/substances (including, without limitation, coffee grounds) shall be thrown therein.


     7. No cooking shall be done or permitted in the Building by Tenant or its Agent except that Tenant may install and use microwave ovens, coffee machines or vending machines in their Premises. Tenant shall not cause or permit any unusual or objectionable odors to emanate from the Premises.

     8. Tenant shall not make or permit any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises by the use of any musical instrument, radio, television set, other audio device, unmusical noise, whistling, singing or in any other way.

     9. No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Premises, nor shall any changes be made in locks or the mechanism thereof without prior notice to and the approval of Landlord. Tenant shall, upon the termination of its Lease, return to Landlord all keys to the Premises and other areas furnished to, or otherwise procured by Tenant. In the event of the loss of any such keys, Tenant shall pay Landlord the cost of replacement keys.

     10. Tenant shall not use or occupy or permit any portion of the Premises to be used or occupied as storage, manufacture or sale of liquor, narcotics, or drugs. The Premises shall not be used, or permitted to be used, for lodging or for any immoral or illegal purpose.

     11. Landlord reserves the right to control and operate the Common Area in such manner as it deems best for the benefit of the Building tenants. Landlord may exclude from all or a part of the Common Area at all hours on Monday through Friday, except 8:00 a.m. to 6:00 p.m., and at all hours on Saturday, except 8:00 a.m. to 1:00 p.m., and all day Sunday and federal holidays other than Columbus Day, all persons who do not present a pass to the Building signed by Landlord or other suitable identification satisfactory to Landlord. Landlord will furnish passes to persons for whom Tenant reasonably requests such passes. Tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

     12. Tenant shall have the responsibility for the security of the Premises and, before closing and leaving the Premises at any time, Tenant shall see that all entrance doors are locked and all lights and office equipment with the Premises are turned off, and Landlord shall have no responsibility relating thereto.

     13. In connection with the delivery or receipt of merchandise, freight or other matter, no hand trucks or other means of conveyance shall be permitted, except those equipped with rubber tires, rubber side guards or such other safeguards as Landlord may require.

     14. No animals of any kind, except seeing-eye dogs and aquarium fish, shall be brought into or kept about the Land or the Building by Tenant or its Agents.

     15. So that the Building may be kept in a good state of cleanliness, Tenant shall permit only Landlord's employees and contractors to clean its Premises unless prior thereto Landlord otherwise consents in writing.

     16. Tenant shall keep the windows and doors of the Premises (including, without limitation, those opening on corridors and all doors between any room designed to receive heating or air conditioning service and room(s) not designated to receive such service) closed while the heating or air conditioning system is operating in order to minimize the energy used by, and to conserve the effectiveness of, such systems.

     17. Normal business hours are 8:00 a.m. to 7:00 p.m. Monday through Friday, 9:00 a.m. to 1:00 p.m. Saturday. Holidays as outlined in Exhibit D are excluded.


     Notwithstanding the Landlord's right to modify these Rules and Regulations pursuant to Article XIII of the Lease, Landlord may not change the termination of Operating Hours (7:00 p.m. weekdays) except where directed by law, ordinance, or other governmental authority and in cases of emergency.

                                   EXHIBIT D

                                    HOLIDAYS


January 1 - New Year's Day

President's Day

Memorial Day

July 4 - Independence Day

Labor Day

Thanksgiving Day

December 25 - Christmas Day


     These are the Building's holidays, but Landlord recognizes the Tenant may be open every day.

                                   EXHIBIT E

                            CLEANING SPECIFICATIONS


A.   General

     1. All cleaning work will be performed between 7 p.m. and 12 midnight, Monday through Friday, unless otherwise necessary for stripping, waxing, etc.

     2. Abnormal waste removal (e.g., medical or toxic waste, computer installation paper, bulk packaging, wood or cardboard crates, refuse from cafeteria operation, etc.) shall be Tenant's responsibility.

B.   Daily Operations (5 times per week)

     1.   Tenant Area

          a. Empty and clean all waste receptacles; wash receptacles as necessary.

          b.   Vacuum all rugs and carpeted areas.

          c.   Empty, damp-wipe and dry all ashtrays.

     2.   Lavatories

          a.   Sweep and wash floors with disinfectant.

          b.   Wash both sides of toilet seats with disinfectant.

          c.   Wash all mirrors, basins, bowls, urinals.

          d.   Spot clean toilet partitions.

          e.   Empty and disinfect sanitary napkin disposal receptacle.

          f. Refill toilet tissue, towel, soap, and sanitary napkin dispensers.

     3.   Public Areas

          a.   Wipe down entrance doors and clean glass (interior and exterior).

          b. Vacuum elevator carpets and stairwells and wipe down doors, walls, and ceilings.

          c.   Clean water coolers.

C.   Operations as Needed (but not less than every other day)

     1.   Tenant Areas, Lavatories, Public Areas

          a.   Clean all resilient floor areas and bring finish to a shine.

D.   Weekly Operations

     1.   Tenant Areas, Lavatories, Public Areas

          a. Hand-dust and wipe clean all horizontal surfaces with treated cloths to include furniture, office equipment, telephones, window sills, door ledges, chair rails, baseboards, convector tops, etc., within normal reach.

          b. Remove finger marks from private entrance doors, light switches, and doorways.

          c.   Clean and wax, if necessary, all stairwells.

E. Monthly Operations (Or more often as needed)


     1. Tenant and Public Areas

          a. Thoroughly vacuum seat cushions on chairs, sofas, etc.

          b. Vacuum and dust grillwork.

     2. Lavatories

          a. Wash down interior walls and toilet partitions.


F. As required and Weather Permitting, but not less often than Semi-annually.


     1. Entire Building

          a. Clean inside of all windows.

          b. Clean outside of all windows.

          3. Shampoo common area carpets.

          4. Clean light fixtures.


G. Yearly (Or more often as needed)


     1. Tenant and Public Areas

          a. Strip and wax all resilient tile floor areas.


H. Cafeteria/Vending Installation


     1. Any space to be used primarily for lunchroom or cafeteria operation will be Tenant's responsibility to keep clean and sanitary. This includes appliances that are specifically for Tenant's space, i.e., dishwasher, refrigerator, washer, dryer, microwave.

     2. If Tenant should at some later date require vending machines, machine installation and clean-up are the responsibility of the Tenant.

                                   EXHIBIT F

                              LOW VOLTAGE CABLING

                               TABLE OF CONTENTS


Section             Subject


1.0                 Engineering Drawing and Abstract

2.0                 Scope

3.0                 Physical

        3.1         Conductor
        3.2         Conductor Insulation
        3.3         Pair Assembly
        3.4         Outer Jacket
        3.5         Color Codes
        3.6         Cable Marking and Indentification

4.0                 Mechanical

        4.1         Conductor Elongation
        4.2         Cable Breaking Strength
        4.3         Cable Bend Radius

5.0                 Fire Performance

        5.1         National Electrical Code
        5.2         Potential Heat Requirement for Limited-Combustible Materials

6.0                 Transmission

        6.1         Capacitance Unbalance: Pair to Ground
        6.2         Characteristic Impedance and Structural Return Loss (SRL)
        6.3         Attenuation
        6.4         Near End Cross Talk (NEXT) Loss
        6.5         Attenuation to Cross Talk Ratio (ACR)
        6.6         Propagation Delay
        6.7         Propagation Delay Skew

7.0                 Reference Documentation

8.0                 Cable Documentation

        8.1         Cable Manufacturers' Part Numbers



SPECIFICATION NO.        APPROVED       DATE      PAGE NO.

                                                     1
-----------------        --------       -----     --------

                                       [ILLUSTRATION OF LAN COMMUNICATION CABLE]

                     1.0 ENGINEERING DRAWING AND ABSTRACT

SCOPE

This specification defines the requirements for commercially available high-performance Category 5 plenum-rated LAN communications cable. The cable design described herein exceeds minimum ANSI/TIA/EIA 568 A Category 5 and ISO/IEC 11801 Class D standards in critical transmission characteristics and provides additional specifications for conductor insulation. This specification provides more ACR margin (headroom) at transmission frequencies up to 155 MHz, better electrical balance, and temperature/humidity stability for superior long-term performance. In addition, this specification calls for a limited-combustible wire insulation that meets the fire safety stipulation of the NFPA 90A Standard requiring limited-combustible materials in products for use in building plenums.

ENGINEERING SPECIFICATIONS

Characteristic impedance      100 ohms plus or minus 15% from 1 to 155 MHz
ACR                           15 db at 100 MHz, 10 db at 155 MHz
Propagation delay             5.7 ns/m at 100 MHz, max.
Delay skew                    18 ns at 100 MHz, max.



CABLE CONSTRUCTION

Conductor                     24 AWG solid annealed copper.

Primary Insulation            FEP fluoropolymer resin on each pair.

Jacket Thermosplastic. Must meet all requirements for the expected life of the cable.



      REVISIONS          ENHANCED PERFORMANCE CATEGORY 5 UTP PLENUM CABLE
DATE  REVISION   BY          WITH LIMITED-COMBUSTIBLE WIRE INSULATION
--------------------------------------------------------------------------------
                         APPROVED                                  DRAWING NO.
----------------------

----------------------
                        --------------------------------------------------------
                         DATE                                      PROJECT NO.

----------------------

----------------------  --------------------------------------------------------

                                   2.0 SCOPE

This specification defines the requirements for commercially available high-performance Category 5 plenum-rated LAN communications cable. The cable design described herein exceeds minimum ANSI/TIA/EIA 568 A Category 5 and ISO/IEC 11801 Class D standards in critical transmission characteristics and provides additional specifications for conductor insulation. This specification provides more ACR margin (headroom) at transmission frequencies up to 155 MHz, better electrical balance and temperature/humidity stability for superior long-term performance. In addition, this specification calls for a limited-combustible* wire insulation that meets the fire safety stipulation of the NFPA 90A Standard requiring limited-combustible materials in products for use in building plenums.

                                  3.0 PHYSICAL

In addition to the applicable requirements of ANSI/ICEA S-80-661 and UL 444, the physical design of the cable shall meet sections 3.1 to 3.6 inclusive.

3.1  Conductor

     Conductor shall be 24 AWG solid bare copper and shall conform to the applicable requirements of ANSI/ICEA S-80-661. Minimum dimensions and maximum strand length shall be in accordance with UL 444. Conductor shall also conform to solid annealed copper wire in accordance with ASTM B 3. The section "Dimensions and Permissible Variations" of ASTM B 3 shall be waived.

3.2  Conductor Insulation

     Each copper conductor shall be insulated 100% with fluorinated ethylene propylene (FEP) polymer.

3.3  Pair Assembly

     Cable shall consist of 4 insulated conductor pairs. The pair twist length shall be selected by the manufacturer to assure compliance with the transmission requirements of section 6.0;

3.4  Outer Jacket

     The core, consisting of 4 insulated conductor pairs, shall be protected with an overall thermoplastic covering generally referred to as an "outer jacket." The jacketing material selected by the manufacturer must meet and maintain the physical, mechanical and electrical requirements of ASTM D 4565 and this specification for the expected life of the cable.

3.5  Color Codes

     The color code shall be as shown in Table 3.5.

*This term is used per NFPA 259 utilizing the maximum limits for potential heat of 3,500 Btu/lb (8.141 ml/kg) per NFPA 90A.

--------------------------------------------------------------------------------
SPECIFICATION NO.          APPROVED            DATE                     PAGE NO.
                                                                        3
--------------------------------------------------------------------------------

                                   Table 3.5

                   Color Codes for Horizontal 100 Q UTP Cable

          Conductor Identification      Color Code               Abbreviation
          -------------------------------------------------------------------
          Pair 1                        White-Blue (NOTE 1)      W-BL
                                        BLUE (NOTE-2)            BL

          Pair 2                        White-Orange (NOTE 1)    W-O
                                        Orange (NOTE 2)          O

          Pair 3                        White-Green (NOTE 1)     W-G
                                        Green (NOTE 2)           G

          Pair 4                        WHITE-BROWN (NOTE 1)     W-BR
                                        Brown (NOTE 2)           BR

          Note 1: The conductor insulation is white, and a colored marking is added for identification. For cables with tightly twisted pairs (all less than 38.1 mm [1.5 in.] per twist) the mate conductor may serve as the marking for the white conductor.

          Note 2: A white marking is optional.

3.6  Cable Marking and Identification

     The cable jacket shall be legibly marked at least every 24 in. by surface printing. The following information shall be provided:

     -- Manufacturer's Identification
     -- Type of Cable Construction
     -- UL or ETL Verification
     -- CMP Identification Code
     -- Cable Footage Marker

                                 4.0 Mechanical

4.1  Conductor Elongation

     Minimum elongation of conductors from a finished cable shall be in accordance with ICEA S-90-661.

4.2  Cable Breaking Strength

     Finished cable shall have a minimum breaking strength of 400 N (90 lbf) measured in accordance with ASTM D 4565.

4.3  Cable Bend Radius

     Finished cable shall withstand a bend radius of 25.4 mm (1 in.) at a temperature of -20 degrees C plus/minus 1 degree C without jacket or insulation cracking when tested in accordance with ASTM D 4565.


SPECIFICATION NO.          APPROVED              DATE            PAGE NO.

                              5.0  Fire Performance

5.1  National Electrical Code -- NFPA 70A

     The finished cable shall be plenum-rated in accordance with the requirements of National Electrical Code NEC Article 800, UL 444, NFPA 262 (UL 910) and applicable CSA standards.

5.2  Potential Heat Requirement for Limited-Combustible Materials

     The insulation material used on the wire pairs in the cable shall conform with the requirement of the NFPA 90A Standard that limited-combustible materials* be used in products installed in building plenums. Limited combustible is measured according to NFPA 259 utilizing the maximum limits for potential heat of 3,500 Btu/lb (8.141 mJ/kg) per NFPA 90A.

                                6.0 Transmission

Transmission requirements shall conform to all applicable sections of ANSI/TIA/EIA 568A Category 5 and ISO/IEC 11801 Class D except where exceeded by the requirements of sections 6.1 to 6.7, inclusive.

6.1  Capacitance Unbalance: Pair to Ground

     The capacitance unbalance to ground at 1 kHz of any pair, measured in accordance with ASTM D 4566, shall not exceed 200 pF per 100 m (328 ft.) at or corrected to a temperature of 20 degrees C.

6.2  Characteristic Impedance and Structural Return Loss (SRL)

     Finished cable shall have a characteristic impedance of 100 OHMS plus/minus 15% in the frequency range from 1 MHz to 155 MHz when measured in accordance with ASTM D 4566 Method 3. The SRL shall be greater than or equal to the values given in Table 6.2 for all frequencies from 1 MHz to 155 MHz for a length of 100 m (328 ft.) or longer.

                                   Table 6.2

                            Horizontal UTP Cable SRL
                                  (Worst Pair)

                          Frequency (f), MHz       dB
                          ---------------------------
                          0.772-10                 23

                          10-16                    23

                          16-20                    23

                          20-155                   23-10 log(f/20)

6.3  Attenuation

     The attenuation of any pair shall meet the requirements of Table 6.3.


* This term is used per NFPA 259 utilizing the maximum limits for potential heat of 3,500 Btu/lb (8.141 mJ/kg) per NFPA 90A.


SPECIFICATION NO.       APPROVED          DATE               PAGE NO.

     The maximum attenuation at elevated temperatures of 40 degree C and 60 degrees C shall be verified using a factor of 0.4% increase per degree C. Attenuation measurements shall be in accordance with ASTM D 4566.

Table 6.3

Horizontal UTP Cable ACR
(Worst Pair, dB)

Freq., MHz     Attenuation, Max.   NEXT, Min.*    ACR*
------------------------------------------------------
0.772          1.8                 70             68
1.00           2.0                 68             66
4.00           4.1                 59             55
8.00           5.8                 54             48
10.00          6.5                 53             46
16.00          8.2                 50             42
20.00          9.3                 48             39
25.00          10.4                47             37
31.25          11.7                45             33
62.50          17.0                41             24
100.00         22.0                38             16
155.00         27.0                37             10

*Rounded to nearest dB.

6.4  Near End Cross Talk (NEXT) Loss

     The NEXT loss shall meet the requirements of Table 6.3. NEXT measurement shall be in accordance with ASTM D 4566.

6.5  Attenuation to Cross Talk Ratio (ACR)

     ACR shall meet the requirements of Table 6.3.

6.6  Propagation Delay

     The propagation delay of any pair at 100 Mhz shall not exceed 5.7 ns/m.

6.7  Propagation Delay Skew

     The maximum phase delay skew between the fastest and slowest pair shall not exceed 18 ns at 100 m when measured in accordance with ASTM D 4566 at -20 degrees C to 60 degrees C.


SPECIFICATION NO.        APPROVED            DATE           PAGE NO.

                          7.0 Reference Documentation

Copies of referenced standards may be obtained from the following sources:


American National Standards Institute (ANSI)
11 W 42nd St.
13th Floor
New York, NY 10036
Tel. (212) 642-4900

ISO/IEC 11801                 Generic Cabling for Customer Premises


American Society for Testing and Materials (ASTM)
100 Barr Harbor Dr.
West Conshohocken, PA 19428-2959

ASTM B 3-90                   Soft or Annealed Copper Wire

ASTM 4565                     Cold Bend Test

ASTM D 4566-94                Standard Test Methods for Electrical Performance
                              Properties of Insulations and Jackets for Telecommunications Wire & Cable

ASTM 4565                     Physical and Environmental Properties of
                              Insulation and Jackets for Telecommunications
                              Wire and Cable

Insulated Cable Engineers Association
P.O. Box 440
South Yarmouth, MA

ANSI/ICEA S-90-661-1994       Communications Wire and Cable for Wiring Premises


National Fire Protection Association (NFPA)
Batterymarch Park
Quincy, MA 02269

ANSI/NFPA 70-1996             National Electrical Code (NEC)

NFPA 90A Standard for the Installation of Air Conditioning and Ventilating Systems-1996 Edition


Telecommunications Industries Association (TIA)
2500 Wilson Blvd., Suite 300
Arlington, VA
Tel. (703) 907-7700
Fax (703) 907-7727

ANSI/TIA/EIA 568A             Commercial Building Telecommunications Cabling
                              Standard

Underwriters Laboratories, Inc.
333 Pfingsten Rd.
Northbrook, IL 60062

UL 910                        Fire Safety Test

UL 444                        Standard for Communications Cable


------------------------------------------------------------------------------
 SPECIFICATION NO.                 APPROVED            DATE      PAGE NO.
                                                                 7
------------------------------------------------------------------------------

                            8.0 Cable Documentation

8.1  CABLE MANUFACTURERS' PART NUMBERS:

     Belden                             Datatwist(R) 350
     P.O. Box 1980                      Part #-SQ1701A
     Richmond, IN 47875
     Tel. (317) 983-5200

     Berk-Tek                           LANmark(R)-350
     132 White Oak Rd                   Part #-230600.
     New Holland, PA
     Tel. (800)-BERKTEK (237-5835)

     Champlain Cable                    Dataclear(R) EF Gold
     12 Hercules Dr.
     Colchester, VT 05446
     Tel. (800) 451-5162

     Essex Group. Inc.                  427 Cobra (TM)
     Engineered Products Division
     1510 Wall St.
     Fort Wayne, IN 46801-1510
     Tel. (800) 551-8948
     Fax (219) 461-5661

     General Cable                      DreamLAN(TM) 5
     Data/Electronic Products
     4 Tesseneer Dr.
     Highland Heights, KY 41076-9753
     Tel. (800) 424-5666
     Fax (800) 547-8249

     Helix/HiTemp Cables, Inc.          SuperCat-360
     20 Forge Park                      Part #-804508
     Franklin, MA 02038
     Tel. (508) 541-7100
     Fax (508) 541-8122

     Mohawk/CDT                         MegaLAN(TM) 400
     9 Mohawk Dr.                       Part #-M55988
     Leominster, MA 01453
     Tel. (800) 422-9961
     Fax (508) 537-4358

     Prestolite Wire Corp.              NETLink 2000(TM)
     1 Greenwood Dr.                    Part #-EFP 424 BWT 02
     P.O. Box 259
     Sidney, NE 69162
     Tel. (308) 354-5310

------------------------------------------------------------------------------
 SPECIFICATION NO.            APPROVED            DATE           PAGE NO.
                                                                 8
------------------------------------------------------------------------------

               SPECIFICATION

               HIGH SPEED LAN COMMUNICATIONS
               PLENUM CABLE

               ENHANCED PERFORMANCE
               CATEGORY FIVE WITH LIMITED-
               COMBUSTIBLE WIRE INSULATION

               HORIZONTAL UNSHIELDED TWISTED
               FOUR PAIR (UTP)
               -----------------------------

               [Wire Cable Graphic]

                                   Exhibit G

                       SMART Dispute Resolution Procedure

I.   Preliminary.

          1. Any dispute regarding the terms of a contract, agreement, or business relationship between the parties herein, or involving employees, agents, or other representatives of the parties, shall be resolved, at the election of either party, by the following "SMART" procedure ("Sensible Method for Addressing and Resolving Troubles").

          2. SMART shall be initiated by one party's sending a certified letter to the other, requesting a resolution of a dispute described in the letter. Such a request shall be made in a timely manner, normally within 3 months after the event which initiated the dispute. Any question regarding timeliness, and its effect on the merits of the claim or costs of and effectiveness of its defense, shall be decided by the arbitrator(s), and may be a factor in the amount or appropriateness of any award, their decision to be final. The categories of discovery and any limitations thereon shall be determined by the neutral arbiter as soon as practicable.

          3. Within 14 days after the receipt of such notice, each party shall designate a representative to meet informally to attempt to resolve the dispute.

          In the event that the parties are unable to resolve the matter between them within 30 days after the date of the initial letter, either party may, by a second letter served certified mail on the other party, initiate proceedings for a final and binding resolution of such dispute, controversy or claim by arbitration following the procedures herein set forth, along with a requested award.

II.  Arbitration.

          4. If the award requested is under $50,000, all evidentiary hearings and decisionmaking shall be accomplished by a single arbiter.

          If the parties cannot agree on the arbiter, within 15 days after the date of the second letter they shall each appoint a representative, and the two representatives shall within 10 days jointly nominate the arbiter. Such arbiter shall have at least 10 years active prior experience in the business field in which the dispute arises.

          The arbiter shall issue a written report explaining the award.

          5. If the award requested is greater than $50,000, or involves relief other than money damages, upon request of either party, the hearings and decisionmaking shall be accomplished by two designated representatives, one appointed by either side, each of which shall have at least 10 years active prior experience in the business field in which the dispute arises. Either party, if it so chooses, may designate a representative employed by, or otherwise affiliated with, the party so designating.

          Within 10 days of their appointment the designated representatives shall jointly appoint a neutral arbiter. Such arbiter shall have had significant prior experience in dispute resolution, as a judge, lawyer, arbitrator, or mediator, and prior experience in the business field in which the dispute arises.

          If an appointment is required and has not been made within the designated time period, such a choice will be left up to the American Arbitration Association.

          The neutral arbiter shall participate in the hearings.

          The panel shall, by majority vote, issue findings of fact and conclusions of law in connection with its award.

          With either procedure, should the amount of the award exceed $250,000, or involve non-monetary remedies, either party may appeal the correctness of the conclusions of law to the applicable state or federal court. Findings of fact shall be subject to judicial review only if they are arbitrary and capricious, an abuse of discretion, or totally unsupported by the evidence, or deficient in other similar standards used for judicial review of administrative decisions in contested cases. Security for the party receiving an award shall be set by the court.

III. General Provisions.

          6. Evidence. Rules for discovery, interrogatories, depositions, and other evidentiary issues and a schedule therefore shall be decided by the arbiter(s), in accordance with the procedures of the American Arbitration Association or other rules selected by the arbitrators in their sole discretion. Each party shall submit a discovery plan to the arbiter(s) and have it approved prior to requesting any discovery beyond the initial 100 pages. Oral depositions shall be discouraged unless a deponent cannot easily be available for actual testimony. The time periods applicable to discovery shall be set to permit compliance with the scheduling provisions of 8) below.

         All evidence, whether written or oral, shall be deemed by the parties to be confidential, and it shall not be disclosed to any other person except to the extent reasonably necessary to assist counsel in the proceedings or in preparation for the proceeding.

         7. Schedule. The arbitration shall be conducted on an expedited schedule. Unless other time periods are determined by the Arbiter to be appropriate, the initial submissions shall be made, and the hearing shall commence, within 90 days of the initiation of the arbitration. The hearings shall be completed within 60 days thereafter. The award shall be made within 30 days from the close of the hearing. Any failure to render the award within the foregoing time period shall not, however, affect the validity of such awards.

          8. Validity. Judgment on the award may be entered in any court having jurisdiction over the necessary party. The award of noncompensatory damages, if made, shall not exceed 50% of compensatory damages and shall be a nonappealable fact. The parties hereby waive their right to proceed judicially in any jurisdiction pending the outcome of the SMART proceedings as outlined above.

          9. Costs. Each party shall bear its own costs for representation and preparation. The costs for any neutral arbiter shall be shared equally by the parties.

          Should a party challenge the existence, validity, terms, or enforceability of these dispute resolution provisions, and if it does not prevail in its challenge, it shall pay the costs and fees as determined by the arbiter(s).

          At any time during the proceedings either party shall have the opportunity to submit an offer for settlement to the opposing party which may be sealed or presented publicly to the arbiter(s), as the initiating party so chooses. Subsequent offers may be made if earlier ones be rejected.

          Should the final award be more favorable to the party making such offer of settlement than the pending offer which was not accepted, the party which did not accept such offer shall pay all costs of arbitration, including without limitation the cost to the other party of its expert witnesses, discovery costs, stenographic fees, and attorney's fees. Such reimbursements, however, shall be limited to the difference between the offer rejected and the actual award. The arbiters shall have the power to award partial costs in the event of a multifaceted award.

          10. Supplemental Procedure. The arbitration shall be governed by such of the general and special rules of the American Arbitration Association (AAA) in force as of the date of the proceedings as are not inconsistent with the provisions herein. Should any language contained herein require interpretation beyond the scope of discretion of the arbiter(s), the parties authorize the AAA to perform this role.

          11. Review. Prior to the final issuance of any required written report prepared as part of an award, a draft of such report shall be circulated to the parties, giving each the opportunity to comment on the reasoning employed, and the accuracy of the calculation of the award. The arbiter shall set time limits to govern the comment procedure, and may or may not respond to the comments, or revise the award after reading them.

          12. Choice of Law. The law applied shall be that of Virginia, United States of America, but if sufficient authority in a particular area of the law is lacking, precedent from other leading industrial states, such as New York, Illinois, or California, may be invoked.

                                  ADDENDUM ONE

                                OPTION TO EXPAND

     Tenant shall have the First Right of Refusal on all contiguous floors at terms of a bonafide third (3rd) party offer during the initial lease-up of the Building. Tenant shall have the continuous and recurring Right of First Offer to lease any and all space in the Building becoming available (expiring leases or early lease terminations) after initial lease-up at 100% of market, including lease term, taking into consideration 100% of the concessions available in the market to include but not limited to rental rates, tenant improvements, rent abatement and brokerage commissions. Tenant's Expansion Rights shall be void if Tenant is in material default of the Lease continuing at the time of Tenant's exercise. Tenant will have ten (10) business days to respond to Landlord's notice of availability. In the event Tenant fails to respond during such ten
(10) business day period, the Expansion Right shall terminate on the space in question. The expansion option does not convey with sublet/assignment.

                                  ADDENDUM TWO

                                OPTION TO RENEW

     Tenant shall have two (2) consecutive options to renew this Lease, each for a period of five (5) years at a rate equal to 95% of the prevailing Market Rental Rates including 100% prevailing market concession (i.e., rental rates, tenant improvements, abatement, brokerage commissions, etc.) for buildings in Reston, Virginia, of similar age, size, quality, and location; however, in each instance, the first, full twelve (12) calendar months of the renewal term shall be the new Base Year for operating expense pass throughs provided however, that the following conditions shall all be met: (i) upon the exercise of the Renewal Option, no material Event of Default shall have occurred and be continuing; (ii) that Tenant shall not have any further option to renew or otherwise extend the Term of this lease beyond the last day of the Second Renewal Term, unless otherwise agreed; (iii) that Tenant shall exercise its option by giving written notice to Landlord of such election not later than nine (9) months prior to the expiration of the applicable renewal term commencement date, in the manner and at the place provided for giving notice to Landlord; (iv) that renewal of this Lease shall be upon the terms, covenants, agreements, provisions, conditions, and limitations set forth in this Lease, which shall be as fully applicable during such Renewal Term(s) as they are applicable during the original Term, except to the extent expressly otherwise provided in this Lease; (iv) the renewal option does not convey with sublet/assignment except if Premises are sublet/ assigned in their entirety, in which case, one (1) five (5) year renewal term shall be granted with provisions herein. This Renewal Option shall include 95% of market rent for parking, if applicable.

     Tenant may renew the Lease for less than the entire amount of space under lease at the end of the pertinent initial or extended term. However, if Tenant renews for less than 50,000 rsf but at least 40,000 rentable square feet, the Landlord may request, at Tenant's expense, that the exterior building signage be replaced with spandrel signage. If the Tenant renews for less than 40,000 rentable square feet, Tenant shall not have exterior signage rights and Tenant must remove its sign and restore the Building to its original condition at Tenant's cost and upon written notice from Landlord.

                                 ADDENDUM THREE

                                 ROOF TOP SPACE

     Tenant shall have unencumbered access and rights to utilize available roof top space, but no less than 650 square feet of the roof, for its telecommunications needs for the initial term and all renewal and/or extension terms, at no cost, subject to existing tenants' rooftop rights, provided however, that the following conditions shall all be met: No material Event of Default shall have occurred and be continuing; and, Tenant shall be responsible for the installation, maintenance and removal (including equipment no longer being utilized) of any equipment. These rights shall be conditioned upon any applicable zoning requirements, FCC regulations, interference with other existing rooftop users at the time of Tenant's election, review by Landlord's structural engineer, and Landlord's reasonable approval of the location, weight and installation of any equipment, which approval shall not be unreasonably withheld, conditioned or delayed.

                                 ADDENDUM FOUR

                              EMERGENCY GENERATOR

     An emergency generator for fire and life safety needs meeting code will be provided at no cost to Tenant by and installed by Landlord as part of base building construction.

     Tenant shall have the right to install its own additional generator(s), to use available building riser conduit at no additional rent and to run additional riser conduit within the Building from the emergency generator(s) to the Premises at no additional rent, from the roof to the Premises, and between floors of the Premises, provided however, that the following conditions shall be met: No Event of Default shall have occurred and be continuing; and, Tenant shall be responsible for the installation, including permits, maintenance and removal (including a generator no longer being utilized). The exact location for the additional generator(s) and conduit shall be mutually agreed to by Landlord and Tenant. The cost of the additional generator(s) and conduit installation above the base building condition shall be borne by Tenant. Landlord shall not charge rent for the generator site.